UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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First Midwest Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 4, 2008

Dear Stockholder:

I am pleased to invite you to attend the 2008 Annual Meeting of Stockholders of First Midwest Bancorp, Inc. which will be held on Wednesday, May 21, 2008 at 9:30 a.m., Central time, at the Westin Chicago Northwest, 400 Park Blvd., Itasca, Illinois 60143. Attached and enclosed you will find a Notice setting forth the business expected to come before the meeting, the Proxy Statement, a Proxy Card and a copy of our 2007 Annual Report.

Your vote is very important to us. Whether or not you plan to attend the meeting in person, your shares should be represented and voted. Please cast your vote either by mail, telephone, or the Internet as instructed on the enclosed proxy card. Voting in any of these ways will not prevent you from attending the Annual Meeting. The Proxy Statement further explains how you can attend and vote your shares at the Annual Meeting.

On behalf of our Board of Directors, I would like to express our appreciation for your continued interest in the affairs of First Midwest Bancorp, Inc. I hope you will be able to attend the Annual Meeting.

Sincerely,

John M. O’Meara

Chairman of the Board and

Chief Executive Officer

First Midwest Bancorp, Inc.

One Pierce Place

Itasca, Illinois 60143

NOTICE OF ANNUAL MEETING

Date and Time:	May 21, 2008 at 9:30 a.m., Central time

Place:	Westin Chicago Northwest, 400 Park Blvd., Itasca, Illinois 60143

Items of Business:

•      To elect five directors to our Board of Directors for a three-year term ending in 2011.

•      To ratify the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2008.

•      To consider approval of the Amended and Restated First Midwest Bancorp, Inc. Directors Stock Plan.

•      To transact such other business as may properly come before the Annual Meeting.

Record Date:	You can vote only if you owned shares of First Midwest Bancorp, Inc. common stock at the close of business on March 28, 2008, the Record Date for the Annual Meeting.

Inspection of List of Stockholders of Record:

A list of the stockholders of record as of March 28, 2008 will be available for inspection during ordinary business hours at our offices, One Pierce Place, Suite 1500, Itasca, Illinois 60143, from May 10, 2008 to May 20, 2008, as well as at the Annual Meeting.

Additional Information:	Additional information regarding the matters to be acted upon at the Annual Meeting is included in the accompanying Proxy Statement.

Proxy Voting:

It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares by mail, telephone, or the Internet as instructed on your Proxy Card. Voting in any of these ways will not prevent you from attending, or voting your shares at the Annual Meeting. For instructions on how to vote your shares, see pages 1 to 5 of the enclosed Proxy Statement.

Mailing Date:	This notice and the accompanying Proxy Statement, Proxy Card and 2007 Annual Report, were mailed to you on or about April 4, 2008.

By order of the Board of Directors,

Cynthia A. Lance

Executive Vice President and

Corporate Secretary

First Midwest Bancorp, Inc.

April 4, 2008

PROXY STATEMENT

First Midwest Bancorp, Inc.

One Pierce Place

Itasca, Illinois 60143

PROXY STATEMENT

Annul Meeting of Stockholders

May 21, 2008

INTRODUCTION

This Proxy Statement is furnished in connection with a solicitation of proxies by the Board of Directors (Board) of First Midwest Bancorp, Inc., a Delaware corporation (FMBI, the Company or we), to be used at our 2008 Annual Meeting of Stockholders (Annual Meeting) on Wednesday, May 21, 2008 at 9:30 a.m., Central time, at the Westin Chicago Northwest, 400 Park Blvd., Itasca, Illinois 60143, and at any adjournments or postponements of the Annual Meeting. The approximate date on which this Proxy Statement and the accompanying form of proxy are first being sent to stockholders is April 4, 2008.

VOTING INSTRUCTIONS AND INFORMATION

Who can vote at the Annual Meeting?

You are entitled to vote or direct the voting of your shares of FMBI common stock (Common Stock) if you were a stockholder of record at the close of business on March 28, 2008, the record date (Record Date) for the Annual Meeting. On that date, there were approximately 48,548,000 shares of Common Stock outstanding, each of which is entitled to one vote for each matter to be voted on at the Annual Meeting, held by approximately 2,400 stockholders of record.

A proxy is your direction to another person to vote your shares in the manner you instruct. When you sign the enclosed proxy card, you will appoint certain members of our management to vote your shares at the Annual Meeting in the manner you instruct. Even if you plan to attend the Annual Meeting, you should complete, sign and return your proxy card in advance.

Who is and is not a stockholder of record?

If you hold Common Stock that is registered in your name at our transfer agent, BNY Mellon Shareowner Services (formerly, Mellon Investor Services L.L.C.) as of the Record Date, you are a “stockholder of record”. However, if you hold shares of our Common Stock indirectly through a broker, bank or similar institution, you are not a stockholder of record, rather, you are a stockholder whose shares are held in “street name” and your broker, bank, or other nominee is considered the stockholder of record and you are considered the “beneficial owner” of the shares.

We sent copies of our proxy materials directly to all stockholders of record. If you are a beneficial owner whose shares are held in “street name”, these materials were sent to you by the bank, broker or similar institution through which you hold your shares. As the beneficial owner, you can direct this entity on how to vote your shares at the Annual Meeting and it is obligated to provide you with a voting instruction form for you to use for this purpose.

What does it mean if I receive more than one proxy card?

If you receive multiple proxy cards, this means you hold your shares in more than one account. To ensure that all your shares are voted, sign and return each proxy card. If you vote on the Internet or by telephone, you will need to vote once for each proxy voting instruction card you receive.

Do current FMBI employees who participate in the FMBI benefit plans receive a proxy mailing?

Employees who participate in the First Midwest Bancorp, Inc. Savings and Profit Sharing Plan (Savings and Profit Sharing Plan), First Midwest Bancorp, Inc. Non-qualified Retirement Plan (Retirement Plan), First Midwest Bancorp, Inc. Stock Option Gain Deferral Plan (Gain Deferral Plan), the First Midwest Bancorp, Inc. Common Stock Fund and/or the First Midwest Bancorp, Inc Dividend Reinvestment Plan, and have a Company e-mail address, will receive an e-mail from Broadridge Financial Solutions, Inc. describing how to access proxy materials and vote via the Internet or telephone. One e-mail will be sent for all accounts registered in the same employee name. If the employee’s accounts are registered in different names, he or she will receive a separate e-mail for each account. This e-mail will be titled: FIRST MIDWEST BANCORP, INC. 2008 Annual Meeting of Stockholders and Proxy Vote.

The trustees under these plans are the record owners of all shares of Common Stock held in the plans, and the trustees will vote the shares held for the account of each employee in accordance with the instructions received from the employee. Employees should instruct the trustees how to vote their shares by using the instructions provided in the e-mail and vote via the Internet or by telephone. If the trustees do not receive voting instructions by the deadline specified, the trustees will vote the shares proportionally in the same manner as those shares for which instructions were received. Because the employees are not the record owners of the related shares, the employees may not vote these shares in person at the Annual Meeting.

What do I need to do to attend the Annual Meeting?

All stockholders must bring an acceptable form of identification, such as a driver’s license, in order to attend the Annual Meeting in person. In addition, if you hold shares in “street name” and would like to attend our Annual Meeting, you will need to bring an account statement or other acceptable evidence of ownership of Common Stock as of the close of business on March 28, 2008, the Record Date for voting. In order to vote at the Annual Meeting, you will also need a valid “legal proxy,” which you can obtain by contacting your account representative at the broker, bank or similar institution through which you hold your shares. See below “How do I vote?”

How do I vote?

You may cast your vote in one of four ways:

•

By Internet. The web address for Internet voting can be found on the enclosed proxy card. Internet voting is available 24 hours a day. If you choose to vote by Internet, then you do not need to return the proxy card. To be valid, your vote by Internet must be received by the deadline specified on the card.

•

By Telephone. The number for telephone voting can be found on the enclosed proxy card. Telephone voting is available 24 hours a day. If you choose to vote by telephone, then you do not need to return the proxy card. To be valid, your vote by telephone must be received by the deadline specified on the card.

•	By Mail. Mark the enclosed proxy card, sign and date it, and return it in the pre-paid envelope we have provided. To be valid, your vote by mail must be received by the deadline specified on the card.

•

At the Annual Meeting. You can vote your shares in person at the Annual Meeting. If you are a stockholder of record, in order to vote at the Annual Meeting, you must present an acceptable form of identification, such as a driver’s license. If you hold your shares in “street name”, in order to vote at the Annual Meeting, you must obtain a legal proxy, as described above, under “What do I need to do to attend the Annual Meeting?”, and bring that proxy to the Annual Meeting.

How can I revoke my proxy, substitute a new proxy or change my vote?

You can revoke your proxy or substitute a new proxy at any time before your proxy is voted at the Annual Meeting by:

•	subsequently submitting a new proxy through the Internet or by telephone; or

•	subsequently executing and mailing a proxy card that is received on a later date; or

•	giving written notice of revocation to our Corporate Secretary at One Pierce Place, Suite 1500, Itasca, Illinois 60143; or

•	voting in person at the Annual Meeting.

If your shares are held in “street name”, you may change your vote by submitting new voting instructions to your broker, bank, or other nominee.

How can I obtain an additional proxy card?

If you lose, misplace or otherwise need to obtain a proxy card, and:

•	you are a stockholder of record, contact our Corporate Secretary’s office at 630-875-7463; or

•	you hold Common Stock indirectly through a bank, broker or similar institution, contact your account representative at that organization.

If I submit a proxy by the Internet, telephone or mail, how will my shares be voted?

If you properly submit your proxy by the Internet, telephone or mail, and you do not subsequently revoke your proxy, your shares will be voted in accordance with your instructions. If you sign, date and return your proxy card, but do not give voting instructions, your shares will be voted as follows:

•	FOR the election of our director nominees;

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent auditors for our fiscal year ending December 31, 2008;

•	FOR approval of the Amended and Restated First Midwest Bancorp, Inc. Directors Stock Plan; and

•	otherwise in accordance with the judgment of the persons voting the proxy on any other matter properly brought before the Annual Meeting.

How are votes counted?

•

Election of Directors. You may vote FOR or AGAINST any or all director nominees, or you may ABSTAIN as to one or more directors. A majority of the votes cast with respect to the election of a director must be voted FOR the director in order for the director to be elected. A vote to ABSTAIN is not treated as a “vote cast” with respect to the election of a director, and thus will have no effect on the outcome of the vote. A director who fails to receive a majority FOR vote will tender his or her resignation to the Board for consideration, and our Nominating and Corporate Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results.

•

Ratification of the Appointment of Independent Auditors. You may vote FOR or AGAINST the ratification of the appointment of our independent auditors or you may ABSTAIN. A majority of the votes cast must be voted FOR ratification in order for the proposal to pass. A vote to ABSTAIN is not treated as a vote FOR or AGAINST, and thus will have no effect on the outcome of the vote. This is an advisory vote, the results of which will be considered by the Audit Committee of the Board.

•

Amended and Restated First Midwest Bancorp, Inc. Directors Stock Plan. You may vote FOR or AGAINST approval of the Amended and Restated First Midwest Bancorp, Inc. Directors Stock Plan or you may ABSTAIN. A majority of the shares present in person or represented by proxy at the Annual Meeting must be voted FOR this proposal in order for it to pass. A vote to ABSTAIN will have the effect of a vote AGAINST the proposal.

•

Broker Non-Vote. A failure by your broker to vote your shares when you have not given voting instructions will have no effect on the outcome of the vote on either the election of directors or the ratification of the independent auditors. Because the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting is necessary to approve the Amended and Restated First Midwest Bancorp, Inc. Directors Stock Plan, a failure by your broker to vote your shares when you have not given voting instructions will have the effect of a vote AGAINST that proposal.

How many votes are required to transact business at the Annual Meeting?

A quorum is required to transact business at the Annual Meeting. The holders of a majority of the outstanding shares of Common Stock as of March 28, 2008, present in person or represented by proxy and entitled to vote, will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes are treated as present for quorum purposes.

Who pays for the expenses of this proxy solicitation?

We will pay the expenses of the preparation of proxy materials and the solicitation of proxies for the Annual Meeting. In addition to the solicitation of proxies by mail, solicitation may be made by certain of our directors, officers or employees or affiliates telephonically, electronically or by other means of communication and by Georgeson Inc., which we have hired to assist in the solicitation and distribution of proxies. Directors, officers and employees will receive no additional compensation for any such solicitation, and Georgeson Inc. will receive a fee of $15,000 for its services. We will reimburse brokers and other similar institutions for costs incurred by them in mailing proxy materials to beneficial owners in accordance with applicable rules.

Additional Information

A copy of our Annual Report for the fiscal year ended December 31, 2007 is enclosed with this Proxy Statement. You also may obtain additional information regarding First Midwest Bancorp, Inc., including our corporate governance policies and practices, by visiting our website at www.firstmidwest.com/aboutinvestor_corporate.asp, or by a written request to our Corporate Secretary at First Midwest Bancorp, Inc., One Pierce Place, Suite 1500, Itasca, Illinois 60143.

Important Notice Regarding the Availability of Proxy Materials

A complete copy of this Proxy Statement and our Annual Report for the fiscal year ended December 31, 2007 are also available at www.firstmidwest.com/aboutinvestor_corporate.asp.

ITEM 1—ELECTION OF DIRECTORS

Nominees for Election

Our Board consists of 13 directors which are divided into three classes, with each class serving for staggered three-year terms. As a result, each year, only one class of directors stands for election at our annual meeting of stockholders. This year, the five individuals named below have been, upon the recommendation of our Nominating and Corporate Governance Committee, nominated by our Board to stand for election at the Annual Meeting. All nominees are currently directors of FMBI and, with the exception of John F. Chlebowski, Jr., previously have been elected by our stockholders. Mr. Chlebowski was brought to the attention of the Nominating and Corporate Governance Committee as a candidate by a third-party search firm and that committee initially recommended Mr. Chlebowski as a director and the Board elected him as member effective June 28, 2007.

If elected, each nominee will hold office for a three-year term ending in 2011 and until his or her successor has been elected and qualified, or until his or her earlier resignation or removal. All nominees have informed us that they are willing to serve as directors. Each nominee will tender his or her resignation as a director in accordance with our By-Laws and Corporate Governance Guidelines if he or she fails to receive the required vote for election, and the Board will determine whether it is in the best interest of the Company to accept any tendered resignation.

Nomination Process

In evaluating, identifying and recommending nominees for the Board, our Nominating and Corporate Governance Committee places primary emphasis on the criteria set forth in our Corporate Governance Guidelines, namely:

•	the individual’s judgment, expertise, character, skills, background, knowledge of matters useful to the oversight of the Company and other relevant experience;

•	the individual’s ability and willingness to commit adequate time to Board and committee matters; and

•

the extent to which the interplay of the individual’s expertise, skills, knowledge and personality with that of other Board members will build a Board that is effective, collegial and responsive to the needs of the Company.

We do not set specific, minimum qualifications that nominees must meet in order to be recommended to the Board. Each nominee is evaluated based on his or her individual merits, taking into account the needs of the Company and the composition of the Board. The Nominating and Corporate Governance Committee discusses and evaluates possible candidates in detail and outside consultants are sometimes employed to help identify potential candidates, the fees for which are reviewed and approved by the Chair of the Nominating and Corporate Governance Committee. When determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee considers the director’s past attendance at meetings, participation in and contributions to Board activities, and the most recent Board self-evaluation.

The Nominating and Corporate Governance Committee will consider and evaluate director candidates recommended by stockholders in the same manner as other candidates identified by the Committee. A stockholder wanting to formally nominate a candidate must do so by following the procedures described in the Company’s Articles of Incorporation, as amended from time to time.

Independence of Nominees and Non-Employee Directors

Our Board determines the independence of all non-employee directors in accordance with the “independence” requirements of the Nasdaq Stock Market listing standards (Nasdaq Rules). Accordingly, each year the Board affirmatively determines whether each non-employee director has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Annually, each non-employee director is required to complete a questionnaire that provides information about relationships that might affect the determination of independence. Management then provides the Nominating and Corporate Governance Committee and Board with relevant facts and circumstances of any relationship bearing on independence of a director or nominee that are outside the categories permitted under Nasdaq Rules.

Based on the review and recommendation by the Nominating and Corporate Governance Committee, the Board analyzed the independence of each of the Company’s nominees and other current directors, and determined that the following directors meet the standards of “independence” under our Corporate Governance Guidelines and Nasdaq Rules: Vernon A. Brunner, Bruce S. Chelberg, John F. Chlebowski, Jr., Joseph W. England, Brother James Gaffney, Thomas M. Garvin, Patrick J. McDonnell, John E. Rooney, Ellen A. Rudnick, John L. Sterling and J. Stephen Vanderwoude. Our Board also determined that John M. O’Meara, the Company’s current Chairman and Chief Executive Officer, and Robert P. O’Meara, the Company’s current Vice Chairman and former Chief Executive Officer, are both not “independent” under the standards of our Corporate Governance Guidelines and Nasdaq Rules.

In addition, our Board determined that each member of the Audit Committee is financially literate and has accounting or related financial management expertise, as such qualifications are defined under Nasdaq Rules, and Patrick J. McDonnell is an “audit committee financial expert” within the meaning of the rules and regulations of the Securities and Exchange Commission (SEC).

The following individuals are the nominees for election for service on the Board:

John F. Chlebowski, Jr. 62 Director since 2007

Mr. Chlebowski, served as the President and Chief Executive Officer of Lakeshore Operating Partners, LLC, a bulk liquid distribution firm, from March 2000 until his retirement in December 2004. From July 1999 until March 2000, Mr. Chlebowski was a senior executive and co-founder of Lakeshore Liquids Operating Partners, LLC, a private venture firm, and from January 1998 until July 1999, he was a private investor and consultant in bulk liquid distribution. Mr. Chlebowski served as President and Chief Executive Officer of GATX Terminals Corporation, a subsidiary of GATX Corporation, from 1994 until 1997. He also served as Chief Financial Officer and Vice President, Finance of GATX Corporation, a specialized finance and leasing company, from 1986 until 1994 and Vice President, Finance from 1984 until 1986. Mr. Chlebowski is also a director of NRG Energy, Inc.

Thomas M. Garvin 72 Director since 1989

Mr. Garvin retired in 2001 as President and Chief Executive Officer of G.G. Products Company, Oakbrook, Illinois (a food business acquirer). In accordance with Board policy, Mr. Garvin has submitted his resignation each year since he reached age 70 in 2005, however the Board has suspended the retirement policy as applied to Mr. Garvin until December 31, 2008.

John M. O’Meara 62 Director since 1982

Since May 2007, Mr. O’Meara has served as our Chairman of the Board and Chief Executive Officer. He also serves as Chairman and Chief Executive Officer of First Midwest Bank, our wholly owned subsidiary. Since 2003, Mr. O’Meara previously served as our President and Chief Executive Officer, before which he served as our Chief Operating Officer and as Chairman and Chief Executive Officer of First Midwest Bank.

Mr. O’Meara has over 38 years of experience in the banking and financial institution industry. John M. O’Meara is the brother of Robert P. O’Meara, the current Vice Chairman of our Board.

John E. (Jack) Rooney 65 Director since 2005

Since 2000, Mr. Rooney has served as the President and Chief Executive Officer of U.S. Cellular Corporation, Chicago, Illinois (a cellular communications provider). Mr. Rooney has also served as a director of U.S. Cellular since 2000.

Ellen A. Rudnick 57 Director since 2005

Since 1999, Ms. Rudnick has served as the Executive Director of the Michael Polsky Center for Entrepreneurship at the University of Chicago Graduate School of Business. She currently serves on the Board of Liberty Mutual Insurance, Patterson Companies and HMS Holdings, Corp.

For more information regarding our Board, its members, its committees and our corporate governance practices, please see the section of this Proxy Statement entitled “Corporate Governance at First Midwest Bancorp, Inc.” beginning on page 16, or visit the Investor Relations Section of our website at http://www.firstmidwest.com/aboutinvestor_overview.asp.

Directors’ Recommendation

The Board unanimously recommends a vote FOR the election of each of the nominees listed above for service on the Board.

ITEM 2—RATIFICATION OF INDEPENDENT AUDITORS

Independent Auditors

The Audit Committee of the Board has selected Ernst &Young LLP as our independent auditors for our fiscal year ending December 31, 2008. We are submitting the selection of independent auditors for stockholder ratification at the Annual Meeting. We expect a representative of Ernst & Young LLP to be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from stockholders. Ernst & Young LLP also served as our independent auditors for our fiscal year ended December 31, 2007.

Our organizational documents do not require that our stockholders ratify the selection of our independent auditors. If our stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain Ernst & Young LLP, but still may retain them nonetheless. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of FMBI.

Fees Paid to Independent Auditors

The Audit Committee, or a designated member thereof, approves in advance all audit and any non-audit service rendered by Ernst & Young LLP and its consolidated subsidiaries. The following table shows information about fees paid by FMBI and its subsidiaries to Ernst & Young LLP.

	2007	Percent of 2007 Services Approved by Audit Committee	2006	Percent of 2006 Services Approved by Audit Committee
Audit fees	$712,916	100%	$685,000	100%
Audit-related fees (a)	95,300	100%	215,000	100%
Tax fees (b)	47,100	100%	29,050	100%
All other fees	1,500	100%	2,500	100%

(a)	Includes fees related to the audit of the Company’s benefit plans, and consultation regarding technical accounting and reporting matters.

(b)	Includes tax return review services and tax advice and planning.

For audit related services, tax services and all other services, our Audit Committee has determined specific services and dollar thresholds under which such services would be considered pre-approved. To the extent management requests services other than these pre-approved services, or beyond the dollar thresholds, our Audit Committee must specifically approve the services. Further, under the policy, the independent auditors are prohibited from performing the non-audit services identified by the SEC as prohibited. The policy requires management to provide to our Audit Committee on a quarterly basis a summary of all services performed by the independent auditors.

Directors’ Recommendation

The Board unanimously recommends a vote FOR ratification of the appointment of Ernst & Young LLP as our independent auditors for our fiscal year ending December 31, 2008.

ITEM 3—APPROVAL OF AMENDED AND RESTATED

FIRST MIDWEST BANCORP, INC. DIRECTORS STOCK PLAN

Background

We currently maintain a First Midwest Bancorp, Inc. Non-Employee Directors Stock Option Plan (Directors Plan) that we use for awarding equity-based compensation to non-employee directors. As of the Record Date, seven shares remain available for future grants under the Directors Plan. Consequently, we are asking our stockholders to approve an Amended and Restated Directors Stock Plan (Restated Plan) to replace the Directors Plan and to, among other things: (1) increase by 200,000 shares (which represents 0.41% of our issued and outstanding Common Stock) the number of shares of Common Stock authorized for grant to non-employee directors via equity awards, which should be sufficient for at least three years based on current assumptions; (2) in addition to options, permit the issuance of a variety of equity awards, including stock appreciation rights, restricted stock, restricted stock units and other awards; (3) provide that the Compensation Committee shall be responsible for the administration of the plan including recommending to the Board the type or types of awards to be made under the plan and the amount of such awards; and (4) expressly prohibit repricing without stockholder approval.

Purpose of the Restated Plan

We believe that our ability to attract and retain sophisticated, qualified, high-performing non-employee directors is vital to our success and growth as a company. Providing a non-employee director compensation program that attracts qualified independent director candidates with a broad range of attributes is essential to the effective oversight of the Company’s business. Annual equity compensation is a very effective component of such a program. We also believe equity compensation appropriately aligns directors’ interests with stockholders’.

As a result, we believe the Restated Plan will allow us to grant compensatory awards that are responsive to FMBI’s needs and will advance its long-term interests. Without equity-based compensation, we would be at a disadvantage against competitor companies in attracting and retaining qualified independent directors, which is critical to our future success. We strongly believe that our equity-based incentive programs and an emphasis on non-employee director stock ownership have been integral to our success in the past and will continue to be important to our ability to achieve consistently strong performance in the years ahead. Our Board approved the Restated Plan, subject to stockholder approval, on February 20, 2008. In reaching its decision to recommend approval of the Restated Plan, the Board considered current best practices.

Because there are only seven shares remaining available to the Company for future grant under the Directors Plan the Board believes failure to approve the Restated Plan will seriously harm our ability to attract and retain sophisticated and qualified independent directors.

Historical Equity Compensation

Historically, we have granted stock options to our non-employee directors under the Directors Plan. Generally, awards vest on the first anniversary from their date of grant and expire on the third anniversary of the non-employee director’s termination of service to the Board for any reason, provided that awards may not be exercised beyond the tenth anniversary of their date of grant.

We believe that stock options align the interest of non-employee directors with those of stockholders because the value of the option is only realized if our stock price increases after the date of the award. We also believe that RSAs and RSUs align the interest of non-employee directors with those of stockholders because these awards provide greater value as our stock price increases. Because the current Directors Plan only permits the issuance of options to our non-employee directors, consistent with our philosophies, we are asking that the Restated Plan in addition to permitting the issuance of options, also permit the issuance of a variety of equity awards, including stock appreciation rights, restricted stock, restricted stock units, and other awards. Further, we are asking that the Restated Plan authorize an additional 200,000 shares for grant to non-employee directors via equity awards which will allow us to continue to provide equity awards to our non-employee directors for a period of at least three years, based on current assumptions.

The table immediately below shows what the approximate breakdown of available shares would have been had the Restated Plan been in effect as of the Record Date, along with our other equity-based compensation plan the First Midwest Bancorp, Inc. Omnibus Stock and Incentive Plan (Omnibus Plan), that we use for awarding equity-based compensation to key employees. Together, these plans are intended to maintain a net annual dilution of less than 3% of our total shares of Common Stock outstanding.

Total	Restated Plan	Ominbus Plan
717,000	200,000	524,000

The following table sets forth information, as of December 31, 2007, relating to the equity compensation plans of the Company pursuant to which options, restricted stock, restricted stock units, or other rights to acquire shares may be granted from time to time.

	Equity Compensation Plan Information
Equity Compensation Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (a)	Weighted-average exercise price of outstanding options, warrants, and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Approved by stockholders (1)	2,687,724	$31.83	894,955
Not approved by stockholders (2)	4,789	17.60	-

Total	2,692,513	$31.81	894,955

(1)

Includes all outstanding options and awards under the Omnibus Plan and the Directors Plan. Additional information and details about these plans are disclosed in Notes 1 and 18 of “Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

(2)

Represents shares underlying deferred stock units credited under the Retirement Plan, payable on a one-for-one basis in shares of the Company’s Common Stock. The Retirement Plan is a defined contribution deferred compensation plan under which participants are credited with deferred compensation equal to contributions and benefits that would have accrued to the participant under the Company’s tax-qualified plans, but for limitations under the Internal Revenue Code of 1986, as amended, and to amounts of salary and annual bonus that the participant has elected to defer. Participant accounts are deemed to be invested in separate investment accounts under the plan, with similar investment alternatives as those available under the Company’s Savings and Profit Sharing Plan, including an investment account deemed invested in shares of the Company’s Common Stock. The accounts are adjusted to reflect the investment return related to such deemed investments. Except for the 4,789 shares set forth in the table above, all amounts credited under the Retirement Plan are paid in cash.

Approval of the Restated Plan requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting.

Summary Description of the Restated Plan

The following description of the Restated Plan sets forth its material terms, however, it is a summary, and does not purport to be complete, and is qualified in its entirety by reference to the provisions of the Restated Plan which is attached hereto as Annex A.

•

Participants: All non-employee directors of the Company will be eligible to participate in the Restated Plan (Participants). As of the Record Date, approximately 12 non-employee directors would be eligible for awards under the Restated Plan.

•

Limit on Shares Authorized: The Restated Plan authorizes the grant of 200,000 shares of Common Stock, which represents approximately 0.41% of our issued and outstanding Common Stock as of the Record Date. Of the shares available for grant under the Restated Plan, all may be used for full value awards.

•

Reuse: The Restated Plan provides that only the following shares may be added back to the aggregate Restated Plan limit: (1) shares tendered in payment of the exercise price; (2) shares withheld by the Company to satisfy tax withholding obligations if any; and (3) shares representing cancelled or forfeited awards.

•

Vesting and Restricted Period: Generally, awards shall vest and become exercisable in full one year after the grant date, unless prior thereto the non-employee director has ceased to be a director for any reason other than death or disability, or a change-in-control of the Company.

•

Death, Disability: In the event the service of a non-employee director to the Board terminates by reason of death or disability, any unvested award shall immediately vest and become exercisable at any time prior to the expiration date of the award, or within three years after such date of termination of service, whichever period is the shorter.

•	No Repricing of Stock Options or SARs: The Restated Plan expressly prohibits the repricing of awards without stockholder approval. The Company has never repriced awards.

•

Administration: The Compensation Committee will administer the Restated Plan and will determine the number of shares covered by each award, and establish the terms, conditions and other provisions of the awards. The Compensation Committee may interpret the Restated Plan and establish, amend and rescind any rules relating to the Restated Plan, including adoption of rules or procedures.

•

Awards: Below are the types of awards that may be granted under the Restated Plan. Except to the extent permitted by the specific terms of any non-qualified stock options, no award will be assignable or transferable except by will, the laws of descent and distribution or in the discretion of the Compensation Committee.

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Stock Options. Stock options may be granted under the Restated Plan. The Restated Plan permits all of the shares available under the Restated Plan to be awarded in the form of stock options if the Compensation Committee so determines. The exercise period for any stock option will be determined by the Compensation Committee at the time of grant, which may provide that options may be exercisable in installments. The exercise price per share of Common Stock of any option may not be less than the fair market value of a share of Common Stock on the date of grant. Each stock option may be exercised in whole, at any time, or in part, from time to time, after the grant becomes exercisable. The exercise price is payable in cash, in shares of already owned Common

Stock, in any combination of cash and shares, pursuant to a broker-assisted cashless exercise program, or by such methods as the Compensation Committee may deem appropriate.

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Stock Appreciation Rights. Stock appreciation rights may be granted independently of any stock option or in tandem with all or any part of a stock option granted under the Restated Plan, upon such terms and conditions as the Compensation Committee may determine.

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Restricted Stock Awards (RSAs). Restricted stock are shares of Common Stock that may not be sold or otherwise disposed of during a restricted period after grant, the duration of which will be determined by the Compensation Committee. The Compensation Committee may provide for the lapse of such restrictions in installments. Restricted stock may be voted by the recipient. Dividends on the restricted stock may be payable to the recipient in cash or in additional restricted stock. A recipient of a grant of restricted stock will generally earn unrestricted ownership thereof only if the individual is continuously in the service of the Board during the entire restricted period.

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Restricted Stock Units (RSUs). RSUs are fixed or variable share units valued, at the Compensation Committee’s discretion, in whole or in part by reference to, or otherwise based on, the fair market value of the Company’s Common Stock. The Compensation Committee will determine the terms and conditions applicable to RSUs, including any applicable restrictions, conditions or contingencies. A RSU may be payable in Common Stock, cash or a combination of both.

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Other Incentive Awards. The Compensation Committee may grant other types of awards of Common Stock or awards based in whole or in part by reference to Common Stock (Other Incentive Awards). The Compensation Committee will determine the time at which grants of such Other Incentive Awards are to be made, the size of such awards and all other conditions of such awards, including any restrictions, deferral periods or performance requirements.

•

Adjustments: In the event there is a change in the capital structure of the Company as a result of any stock dividend or split, recapitalization, merger, consolidation or spin-off or other similar corporate change, the Compensation Committee will make an adjustment in the number and class of shares of Common Stock available for issuance under the Restated Plan and the number and class of shares covered by any outstanding award and the price per share thereof.

•	Change-in-Control: In the event of a change-in-control of the Company all awards under the Restated Plan shall vest 100% and become exercisable in full.

•

Amendments and Termination: The Board may amend, modify, suspend or terminate the Restated Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law, except that no amendment or alteration that would adversely affect the rights of any Participant under any award previously granted to such Participant shall be made without the consent of such Participant.

•	Termination Date: There is no set termination date for the Restated Plan.

Federal Income Tax Considerations.

The following discussion summarizes the federal income tax consequences to Participants who may receive grants of awards under the Restated Plan. The discussion is based upon current interpretations of the Code, and the regulations promulgated thereunder as of such date.

•

Stock Options. For federal income tax purposes, no income is recognized by a participant upon the grant of a non-qualified stock option under the Restated Plan. Upon the exercise of a non-qualified option, compensation taxable as ordinary income will be realized by the participant in an amount equal to the excess of the fair market value of a share of Common Stock on the date of such exercise over the exercise price. A subsequent sale or exchange of such shares will result in gain or loss measured by the difference between (1) the exercise price, increased by any compensation reported upon the participant’s exercise of the option and (2) the amount realized on such sale or exchange. Such gain or loss will be capital in nature if the shares were held as a capital asset and will be long-term if such shares were held for more than one year. The Company is entitled to a deduction for compensation paid to a participant at the same time and in the same amount as the participant is considered to have realized compensation by reason of the exercise of an option.

•

Stock Appreciation Rights. No taxable income is recognized by a participant upon the grant of an SAR under the Restated Plan. Upon the exercise of an SAR, however, compensation taxable as ordinary income will be realized by the participant in an amount equal to the cash received upon exercise, plus the fair market value on the date of exercise of any shares of Common Stock received upon exercise. Shares of Common Stock received on the exercise of an SAR will be eligible for capital gain treatment, with the capital gain holding period commencing on the date of exercise of the SAR. The Company is entitled to a deduction for compensation paid to a participant at the same time and in the same amount as the participant is considered to have realized compensation by reason of the exercise of the SAR.

•

Restricted Stock. A recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the Common Stock at the time the award vests or is no longer subject to forfeiture. However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of the grant will recognize ordinary taxable income on the date of the grant equal to the fair market value of the award as if the award was unrestricted and could be sold immediately. If the shares subject to such election are forfeited, the recipient will not be entitled to any deduction, refund or loss for tax purposes with respect to the forfeited stock. Upon sale of the restricted stock after vesting or after the forfeiture period has expired, the holding period to determine whether the recipient has long-term or short-term capital gain or loss begins when the restriction period expires.

However, if the recipient timely elects to be taxed as of the date of the grant, the holding period commences on the date of the grant and the tax basis will be equal to the fair market value of the award on the date of the grant as if the award were then unrestricted and could be sold immediately. A participant receiving dividends with respect to an award for which the above-described election has not been made and prior to the time the restrictions lapse will recognize compensation taxable as ordinary income, rather than dividend income, in an amount equal to the dividends paid. The amount of ordinary income recognized upon the lapse of restrictions or by making the above-described election is deductible by the Company as compensation expense.

•

Restricted Stock Units. A recipient of RSUs will generally be subject to tax at ordinary income rates on the fair market value of Common Stock issued pursuant to such an award. The fair market value of any Common Stock received will generally be included in income at the time of receipt. The capital gain or loss holding period for any Common Stock distributed under an award will begin when the recipient recognizes ordinary income in respect of that distribution. The amount of ordinary income recognized is deductible by the Company as compensation expense.

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Other Incentive Awards. The federal income tax consequences of Other Incentive Awards will depend on how such awards are structured. Generally, the Company will be entitled to a deduction with respect to such awards only to the extent that the recipient realizes compensation income in connection with such awards. It is anticipated that Other Incentive Awards will usually result in compensation income to the recipient in some amount. However, some forms of Other Incentive Awards may not result in any compensation income to the recipient or any income tax deduction for the Company.

Restated Plan Benefits

The type and amount of any future awards under the Restated Plan are not currently determinable by the Compensation Committee. Under the Restated Plan, our Board upon the recommendation of the Compensation Committee would have the ability to issue equity awards in the form of restricted stock or restricted stock units rather than our historical practice of issuing non-qualified stock options. This option is currently under review by our Compensation Committee. For information with respect to our current and historical practice for compensating our non-employee directors, please see the section of this Proxy Statement entitled “Director Compensation” beginning on page 22.

Registration with the SEC

The Company intends to file a Registration Statement on Form S-8 relating to the issuance of Common Stock under the Restated Plan with the SEC pursuant to the Securities Act of 1933, as amended, as soon as is practicable after approval of the Restated Plan by the Company’s stockholders.

Directors’ Recommendation

The Board unanimously recommends stockholders vote “For” approval of the Restated Plan.

CORPORATE GOVERNANCE AT FIRST MIDWEST BANCORP, INC.

Our Board is committed to maintaining strong corporate governance principles and practices. If you would like additional information about our corporate governance practices, you may view the following documents on our website at www.firstmidwest.com/aboutinvestor_corporate.asp or request them in print by sending a written request to the Corporate Secretary at First Midwest Bancorp, Inc., One Pierce Place, Itasca, Illinois 60143:

•	Code of Ethics for Senior Financial Officers

•	Code of Ethics and Standards of Conduct

•	Related Person Transaction Policies and Procedures

•	Audit Committee Charter

•	Compensation Committee Charter

•	Nominating and Corporate Governance Committee Charter

•	Corporate Governance Guidelines

Corporate Governance Guidelines and Committee Charters

The Corporate Governance Guidelines and the charters of the three standing committees of our Board describe our corporate governance practices. The Corporate Governance Guidelines and charters are intended to ensure that our Board has practices in place to review and evaluate our business operations and to make decisions that are independent of management. The Corporate Governance Guidelines establish the practices the Board follows with respect to Board composition and selection, Board meetings, management and Board performance evaluations, succession planning, Board committees and director compensation.

The Corporate Governance Guidelines and standing committee charters are reviewed periodically and updated as necessary to reflect changes in regulatory requirements and evolving corporate governance practices. The Corporate Governance Guidelines comply with requirements contained in Nasdaq Rules and otherwise enhance our corporate governance policies.

Code of Ethics and Standards of Conduct and Code of Ethics for Senior Financial Officers

We have adopted a Code of Ethics and Standards of Conduct, which applies to all of our directors, officers and employees, as well as a Code of Ethics for Senior Financial Officers which applies to our senior financial officers. Our Code of Ethics and Standards of Conduct meets the requirements of a “code of ethics” as defined by Item 406 of Regulation S-K, and also meets the requirements of a “code of business conduct and ethics” under Nasdaq Rules. Annually all employees are required to certify that they have reviewed and are familiar with the Code of Ethics and Standards of Conduct, and all officers are required to certify compliance with the code. Waivers of the Code of Ethics and Standards of Conduct for executive officers are required to be disclosed to the Chair of the Nominating and Corporate Governance Committee of the Board. Both documents are available on our website and we will provide stockholders with a printed copy upon request.

Meetings

Our Board holds regularly scheduled quarterly meetings. Typically, committee meetings occur either the day of, or the day prior to the Board meeting. Twice a year, the Board devotes additional time to presentations and discussions with senior management about the Company’s long-term strategy. At each quarterly Board meeting, time is set aside for the independent directors to meet without management present.

In addition to the quarterly meetings, typically there are special meetings each year. For example, during 2007 our Board held one special meeting, our Audit Committee held seven special meetings, our Compensation Committee held three special meetings and our Nominating and Corporate Governance Committee held two special meetings.

We expect our directors to attend all Board meetings and meetings of committees of the Board on which they serve. Directors are also expected to attend each annual stockholders meeting. All directors, including the current nominees for director, attended last year’s annual stockholders meeting held on May 16, 2007, with the exception of Mr. Chlebowski who was not appointed to the Board until June 28, 2007.

The Board held a total of five meetings during 2007. Director attendance at meetings of the Board and its committees averaged 95% during 2007. Each director attended at least 75% of the total number of meetings of the Board and committees on which he or she served. The Board met in executive session without management present during all of its 2007 meetings with the committee chair who is most familiar with the subject matter being discussed leading the discussion.

Board Committees

Our Board has three standing committees, our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each committee has a written charter and the Board has determined that each of the members of our standing committees is “independent” under the provisions of our Corporate Governance Guidelines and Nasdaq Rules. The table below provides current membership and meeting information for each of the Board committees for the 2007 fiscal year. Our Audit Committee memberships changed during the 2007 fiscal year when Mr. Chlebowski became a member of that committee on August 15, 2007.

Name	Audit		Compensation		Nominating & Corp. Governance
Brunner, Vernon A.			X
Chelberg, Bruce S.	X				X	*
Chlebowski Jr., John F.	X
England, Joseph W.	X	*
Gaffney, Brother James					X
Garvin, Thomas M.			X		X
McDonnell, Patrick J.	X
O’Meara, John M.
O’Meara, Robert P.
Rooney, John E.	X
Rudnick, Ellen A.					X
Sterling, John L.			X
Vanderwoude, J. Stephen	X		X	*
Total meetings in fiscal year 2007	11		7		5
*	Committee Chair

Below is a description of each standing committee of our Board. Each standing committee has the authority to engage legal counsel or other advisors or consultants as it deems appropriate to carry out its responsibilities. The charter of each standing committee describes the specific responsibilities and functions of such committee, and you may view each charter by visiting our website at www.firstmidwest.com/aboutinvestor_corporate.asp.

Audit Committee. The primary responsibilities of the Audit Committee are to: (1) assist the Board in its oversight of the integrity of our financial statements and systems of internal control over financial reporting; (2) oversee the Company’s compliance with legal and regulatory requirements relating to financial reporting and disclosure; (3) evaluate the independence and qualifications of our independent auditors; and (4) oversee the performance of our independent auditors and our internal audit function. The Audit Committee also is solely responsible for the appointment, compensation, and retention of our independent auditors. The Audit Committee relies on the expertise and knowledge of management, the internal auditors, and the independent auditor in carrying out its oversight responsibilities. The Audit Committee Charter describes the Committee’s specific responsibilities.

Compensation Committee. The primary responsibilities of the Compensation Committee are to: (1) assist the Board in establishing the annual goals and objectives of the Chief Executive Officer; (2) recommend to the Board the compensation of the Chief Executive Officer and senior officers of the Company; (3) oversee and advise the Board on the adoption of policies that govern our compensation programs and other compensation-related polices; (4) oversee administration of our equity-based compensation and other benefit plans; and (5) approve and authorize grants of equity compensation awards under our equity plans. From time to time the Compensation Committee reviews the compensation paid to non-employee directors, and makes recommendations to the Board for any adjustments. Our Chief Executive Officer and Chief Operating Officer generally attend Compensation Committee meetings but are not present for the executive sessions or for any discussion of their own compensation.

The Compensation Committee has the sole authority to retain and terminate any compensation consultant used to assist in the evaluation of executive compensation and to approve the consultant’s fees and retention terms. From time to time the Compensation Committee retains Deloitte Consulting, a compensation consultant, to provide analysis and advice on various matters relating to the compensation of our executive officers and directors. Deloitte Consulting does not perform any other services for the Company and is directly accountable to the Compensation Committee. The Committee must approve all services performed by the consultant and the Committee believes that the advice of Deloitte Consulting has been fully independent during its service to the Compensation Committee. From time to time the Compensation Committee may delegate authority to the Company’s Retirement and Benefit Plans Administration Committee, Chief Executive Officer, Chief Financial Officer or the employee resources director to fulfill certain administrative duties regarding the compensation programs. See the section entitled “Named Executive Officer Discussion and Analysis” beginning on page 26 for more information about the Compensation Committee’s work.

Nominating and Corporate Governance Committee. The primary responsibilities of the Nominating and Corporate Governance Committee are to: (1) determine the slate of director nominees for election to our Board; (2) identify and recommend candidates to fill vacancies occurring between annual stockholder meetings; (3) review the composition of Board committees; (4) monitor compliance with, review, and recommend changes to the Code of Ethics and Standards of Conduct and Corporate Governance Guidelines; and (5) review our policies and programs that relate to matters of corporate responsibility. The Chair of the Nominating and Corporate Governance Committee also is responsible for leading the Board’s annual performance review. The Nominating and Corporate Governance Committee regularly reviews and recommends any necessary or desirable changes to our By-Laws.

Related Person Transactions

We maintain a policy for reviewing, approving and monitoring transactions involving the Company and “related persons” (generally, directors and executive officers or their immediate family members, or stockholders owning 5% or more of our Common Stock). Our policy covers any transaction that meets the minimum threshold for disclosure in a proxy statement under SEC rules and regulations (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect interest).

Our Nominating and Corporate Governance Committee is responsible for reviewing and approving (or ratifying) all transactions with related persons. The Nominating and Corporate Governance Committee will take into account all relevant factors in its analysis, including whether the transaction is on terms comparable to those available to third-parties. The Nominating and Corporate Governance Committee will also determine whether any transaction with a related person impairs the independence of a director, or presents a conflict of interest on the part of a director or executive officer. The Chair of the Nominating and Corporate Governance Committee may pre-approve or ratify any transaction with a related person involving an amount up to $500,000. The policy also provides that transactions involving competitive bids, the rendering of services by a regulated entity and certain ordinary course of business banking transactions shall be deemed to be pre-approved by the Nominating and Corporate Governance Committee.

During 2007, the Nominating and Corporate Governance Committee reviewed and approved the employment of Brian J. O’Meara, our Director of Marketing and son of John M. O’Meara, who earned more than $120,000 in 2007. Also during 2007, the Company and our banking subsidiary, engaged in transactions in the ordinary course of business with some of our executive officers, directors and entities with which they are associated. All loans, loan commitments and other banking services in connection with these transactions were in the ordinary course of business, on substantially the same terms, including current interest rates and collateral, as those prevailing at the time for comparable transactions with others not related to the Company and did not involve more than the normal risk of collectibility or present other unfavorable features.

Compensation Committee Interlocks and Insider Participation

None of our executive officers during the 2007 fiscal year served, or currently serves, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or our Compensation Committee.

Stockholder Communication with Directors

Stockholders may contact an individual director, the Board as a group, or a specified Board committee or group, including our independent directors as a group, by submitting written correspondence to First Midwest Bancorp, Inc., Attn: Board of Directors, One Pierce Place, Itasca, Illinois 60143. Each communication should specify the applicable addressee or addressees to be contacted as well as the general topic of the communication. The Company will initially receive and process communications before forwarding them to the addressee. Communications also may be referred to other departments within the Company. The Company generally will not forward to the directors a stockholder communication that it determines to be primarily commercial in nature or related to an improper or irrelevant topic, or that requests general information about the Company. Concerns about questionable accounting or auditing matters should be reported in writing to the Board’s Audit Committee Chair or the Company’s Audit Services Director at First Midwest Bancorp, Inc., One Pierce Place, Itasca, Illinois 60143.

INFORMATION REGARDING BENEFICIAL OWNERSHIP OF PRINCIPAL

STOCKHOLDERS, DIRECTORS, AND MANAGEMENT

The following table sets forth, as of February 15, 2008, information about the beneficial ownership of our Common Stock by all directors, our named executive officers (as defined on page 26), and our directors and all executive officers as a group. Unless indicated in the notes, each stockholder has sole voting and investment power for all shares shown, subject to applicable community property laws that may apply to create shared voting and investment power. Unless indicated in the notes, the address of each beneficial owner is c/o First Midwest Bancorp, Inc. One Pierce Place, Suite 1500, Itasca, Illinois 60143.

We calculated the “Percent of Class” based on approximately 49,400,000 shares of Common Stock outstanding on February 15, 2008. In accordance with SEC regulations, we also include: (1) shares subject to options that are currently exercisable or will become exercisable within 60 days of February 15, 2008; and (2) shares issuable upon settlement of restricted stock units that are vested, or will become vested within 60 days of February 15, 2008. Those shares are deemed to be outstanding and beneficially owned by the person holding such option for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Beneficial Owner	Number of Shares (1)(2)		Percent of Class
Directors
Vernon A. Brunner	27,062		*
Bruce S. Chelberg	56,207		*
John F. Chlebowski Jr.	-		-
Joseph W. England	35,313		*
Brother James Gaffney	23,052	(3)	*
Thomas M. Garvin	55,105	(4)	*
Patrick J. McDonnell	25,472		*
John M. O’Meara	758,027	(5)	1.53%
Robert P. O’Meara	663,273		1.34%
John E. Rooney	15,038		*
Ellen A. Rudnick	7,913		*
John L. Sterling	103,916		*
J. Stephen Vanderwoude	36,758		*

Named Executive Officers (other than CEO)
Paul Clemens	-		-
Mark M. Dietrich	7,698		*
Thomas J. Schwartz	225,666	(6)	*
Michael L. Scudder	110,703	(7)	*
Janet M. Viano	93,048	(8)	*

All directors and executive officers (including named executive officers) as a group
(22 persons)	2,454,643	(9)	4.97%

Notes:
(1)

Includes the following shares of Common Stock subject to options exercisable within 60 days after February 15, 2008: Mr. Brunner, 18,958 shares; Mr. Chelberg, 22,541 shares; Mr. England, 23,045 shares; Brother Gaffney, 22,954 shares; Mr. Garvin, 2,626 shares; Mr. McDonnell, 14,972 shares; Mr. John O’Meara, 272,456 shares; Mr. Robert O’Meara, 10,735 shares; Mr. Rooney, 8,581 shares; Ms. Rudnick, 6,913 shares; Mr. Sterling, 18,684 shares; Mr. Vanderwoude 19,257 shares; Mr. Schwartz, 88,604 shares; Mr. Scudder, 88,523 shares; and Ms. Viano, 65,865 shares.

(2)

Some of our directors and officers have deferred cash compensation (in the form of phantom Common Stock) or stock option gains (in the form of Common Stock equivalents) under our deferred compensation plans which are described on page 44. Some of these deferred amounts will be paid out in shares of our Common Stock upon the directors’ or officers’ retirement or other termination of employment or service with the Company. The number of shares of Common Stock to which the directors and officers would be entitled had their employment or service with the Company terminated as of February 15, 2008, is as follows: Mr. Brunner, 1,549 shares; Mr. Garvin, 25,273 shares; Mr. John O’Meara, 243,723 shares; Mr. Robert O’Meara, 154,227 shares; Mr. Rooney, 3,537 shares; Mr. Vanderwoude, 9,007 shares; Mr. Schwartz, 87,174 shares; Mr. Scudder, 7,223 shares and Ms. Viano, 6,963 shares. The directors and officers have voting and investment power for the shares of phantom Common Stock and voting power but no dispositive power for the Common Stock equivalent shares.

(3)	Includes 98 shares of Common Stock as to which Brother Gaffney disclaims beneficial ownership.

(4)	Includes 24,863 shares of Common Stock held in a margin account.

(5)

Includes 124,957 shares of Common Stock held in the Company’s Savings and Profit Sharing Plan, and excludes all restricted stock units subject to future vesting conditions as to which Mr. John O’Meara has no voting or investment power.

(6)

Includes 1,182 shares of Common Stock held in the Company’s Savings and Profit Sharing Plan, and 7,605 shares of restricted stock subject to future vesting conditions as to which Mr. Schwartz has voting power but no dispositive power.

(7)

Includes 5,235 shares of Common Stock held in the Company’s Savings and Profit Sharing Plan, and 6,124 shares of restricted stock subject to future vesting conditions as to which Mr. Scudder has voting power but no dispositive power.

(8)

Includes 14,069 shares of Common Stock held in the Company’s Savings and Profit Sharing Plan, and 2,430 shares of restricted stock subject to future vesting conditions as to which Ms. Viano has voting power but no dispositive power.

(9)

Includes: 157,703 shares of Common Stock held in our Savings and Profit Sharing Plan for the accounts of certain executive officers; 22,335 shares of restricted stock which are subject to future vesting conditions; 566,979 shares of Common Stock payable to certain directors and executive officers pursuant to our deferred compensation plans; and 841,675 shares of Common Stock subject to options exercisable within 60 days after February 15, 2008. Includes 25,284 shares of Common Stock held in a margin account.

Other Security Ownership

The following table identifies each person or group known to us as of February 15, 2008 to beneficially own more than 5% of our outstanding Common Stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc. (1) 40 East 52 nd Street New York, NY 10022	3,636,078 shares	7.48%
Barclays Global Investors, N.A.(2) 45 Fremont Street San Francisco, CA 94105	2,497,696 shares	5.14%

Notes:
(1)

This information is based solely on a Schedule 13G filed with the SEC on February 8, 2008 by BlackRock, Inc. and a group of affiliated entities which reported sole voting and dispositive power as of December 31, 2007 of the aggregate shares reported in the table above.

(2)

This information is based solely on a Schedule 13G filed with the SEC on February 13, 2008 by Barclays Global Investors, NA., and a group of affiliated entities which reported sole voting and dispositive power as of December 31, 2007 as follows: (i) Barclays Global Investors, NA., sole voting power as to 838,673 shares and sole dispositive power as to 943,494 shares; (ii) Barclays Global Fund Advisors, sole voting power as to 1,099,967 shares and sole dispositive power as to 1,504,493 shares; and (iii) Barclays Global Investors, LTD, sole dispositive power as to 49,709 shares.

DIRECTOR COMPENSATION

We use a combination of cash and equity-based compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties and comparative data regarding director compensation of our peers. John M. O’Meara, our Chairman and Chief Executive Officer receives no compensation for serving as a director. During fiscal year 2007, each director, other than John M. O’Meara received compensation for serving on our Board and committees of the Board as follows:

Cash Compensation. In 2007, the cash component of our director compensation program eliminated our historical use of meeting fees and implemented an annual fixed retainer of $40,000 for each non-employee director, with additional annual retainers of $8,000 for the Audit Committee chair, $4,000 for each Audit Committee member and $4,000 for each other committee chair. Each annual retainer was paid in equal quarterly installments in arrears. Payment of each annual retainer was contingent upon the director’s service during the preceding quarter. We also reimburse our directors for any Board and committee attendance-related expenses.

Equity-Based Compensation. Our First Midwest Bancorp, Inc. Non-Employee Directors Stock Option Plan (Directors Plan) provides for the granting of non-qualified stock options for shares of our Common Stock to non-employee Board members. Stock options are granted annually at the first regularly scheduled Board meeting held in each calendar year, usually in February. Directors first elected during the second half of a service year are granted options on a pro-rata basis to those granted to the directors at the start of the service year.

The number of options granted to non-employee directors for their annual equity compensation for the 2007 fiscal year was based on the average cash compensation earned by our directors in 2006, which was translated into a market award opportunity by applying a variation of the Black-Scholes pricing model. As a result, the equity awards for our non-employee directors for the 2007 fiscal year were as follows: Vernon A. Brunner - 2,626 non-qualified stock options; Bruce S. Chelberg - 2,626 non-qualified stock options; John F. Chlebowski, Jr. - 2,846 non-qualified stock options (joined the Board on June 28, 2007); Joseph W. England - 2,626 non-qualified stock options; Brother James Gaffney - 2,626 non-qualified stock options; Thomas M. Garvin - 2,626 non-qualified stock options; Patrick J. McDonnell - 2,626 non-qualified stock options; Robert P. O’Meara - 2,626 non-qualified stock options; John E. Rooney - 2,626 non-qualified stock options; Ellen A. Rudnick - 2,626 non-qualified stock options; John L. Sterling - 2,626 non-qualified stock options; and J. Stephen Vanderwoude - 2,626 non-qualified stock options. See the table on page 24 for a discussion of the dollar amount expensed by the Company during the 2007 fiscal year for financial statement purposes with respect to all equity grants issued to our non-employee directors, including the 2007 annual equity compensation grants.

The exercise price of non-qualified stock options issued to non-employee directors is equal to the average of the high and low sales price of our Common Stock on the date of grant as reported by the Nasdaq Stock Market. All annually awarded and pro-rated options have a term of ten years from the date of grant and become exercisable one year from the grant date subject to accelerated vesting in the event of death, disability or a change-in-control, as defined in the Directors Plan. The options are nontransferable except to family members, family trusts or partnerships and include reload features. Information relating to the reload feature can be found on page 32.

The annual equity compensation for our non-employee directors for the 2008 fiscal year was based on a value of $56,000. However, due to limitations with regard to the number of shares available for issuance under the Directors Plan, we were able to issue only a partial equity award to our non-employee directors in February 2008. This partial award was calculated by determining a pro-rated dollar amount based on the number of shares available for grant under the Directors Plan and the average of the high and low sales price of our Common Stock on the date of grant as reported by the Nasdaq Stock Market.

We intend to issue another partial equity award to our non-employee directors for the balance of their 2008 equity compensation upon receipt of approval of the Restated Plan from our stockholders, however the Board has not determined the form of such award. Under the Restated Plan, our Board upon the recommendation of the Compensation Committee would have the ability to issue the award in the form of restricted stock rather than our historical practice of issuing non-qualified stock options. This option is currently under review by our Compensation Committee.

Deferred Compensation Plan for Non-Employee Directors. The First Midwest Bancorp, Inc. Deferred Compensation Plan for Non-employee Directors (Directors Deferred Plan) allows non-employee directors to defer receipt of either 50% or 100% of any director fees and retainers. Deferral elections are made in December of each year for amounts to be earned in the following year. Accounts are deemed to be invested in separate investment accounts under the plan, with the same investment alternatives as those available under our Retirement Plan, including an investment account for shares of our Common Stock. For a list of the funds available for investment under the Directors Deferred Plan and the investment returns for the year ended December 31, 2007, see the fund table presented in the section of this Proxy Statement entitled “Non-qualified Deferred Compensation” beginning on page 44.

The accounts of directors participating in the Directors Deferred Plan are adjusted to reflect the investment return related to such deemed investments and they are able to modify their investment elections at any time. Deferred director fees and retainers are payable at the director’s election, either as a lump sum or in installments over a period not to exceed fifteen years. Payments under the Directors Deferred Plan begin at the date specified by the director or upon cessation of service as a director.

The following table summarizes the cash compensation we paid to our non-employee directors during 2007, and the dollar amount expensed by the Company for financial statement purposes during 2007 with respect to equity grants (including annual equity compensation grants and stock option reload grants) issued in 2007 and 2006 to our non-employee directors.

(a)	(b)	(c)	(d)		(e)
Name	Fees Earned or Paid in Cash (1) ($)	Option Awards (2)(3) ($)	All Other Compensation ($)		Total ($)
Vernon A. Brunner	$40,000	$21,505	$2,500	(4)	$64,005
Bruce S. Chelberg	48,000	16,729	-		64,729
John F. Chlebowski, Jr. (5)	22,000	8,658			30,658
Joseph W. England	48,000	18,961	-		66,961
Brother James Gaffney	40,000	16,729	-		56,729
Thomas M. Garvin	40,000	16,729	2,500	(4)	59,229
Patrick J. McDonnell	44,000	16,729	-		60,729
Robert P. O’Meara	40,000	21,735	6,882	(6)	68,617
John E. Rooney	44,000	16,729	-		60,729
Ellen A. Rudnick	40,000	16,729	-		56,729
John L. Sterling	40,000	16,729	-		56,729
J. Stephen Vanderwoude	48,000	16,729	-		64,729

Notes:
(1)	Includes amounts deferred at the election of the directors pursuant to our Directors Deferred Plan.

(2)

The amounts in column (c) represent the dollar amount expensed for financial statement purposes with respect to the 2007 fiscal year for the fair value of stock options granted to non-employee directors (including annual equity compensation grants and stock option reload grants) in 2007 and 2006 in accordance with SFAS No. 123R. Pursuant to the SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

The fair value of options granted was determined on the date of grant using the Black-Scholes option-pricing model, a theoretical method for estimating the present value of stock options based on complex assumptions about the stock’s price volatility and dividend rate of the underlying stock, interest rates and the expected life of the options. The assumptions used are set forth in Note 18 to the 2007 audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

In 2007, each non-employee director (excluding Mr. Chlebowski) was granted options to purchase 2,626 shares of our Common Stock at an exercise price of $38.62 per share. The fair value of the options totaled $16,443 per grant or $6.26 per share. Mr. Joseph England was also awarded 873 and 504 reload options at an exercise price of $36.795 each and a fair value of $2,232 and Mr. Robert O’Meara was awarded 2,808 reload options at an exercise price of $35.275 and a fair value of $6,352. Upon appointment to the Board on June 28, 2007, Mr. Chlebowski was granted options to purchase 2,846 shares of our Common Stock at an exercise price of $35.625. The fair value of Mr. Chlebowski’s award was $17,035. With respect to Mr. Brunner, the amount expensed includes his initial stock option grant awarded upon appointment in November of 2006.

(3)

Aggregate number of stock options outstanding as of December 31, 2007 for each director is as follows: Mr. Brunner, 18,958; Mr. Chelberg, 23,395; Mr. Chlebowski, 2,846; Mr. England, 23,045; Brother Gaffney, 22,954; Mr. Garvin 2,626; Mr. McDonnell, 14,972; Mr. Robert O’Meara, 10,735; Mr. Rooney, 8,581; Ms. Rudnick, 6,913; Mr. Sterling 18,684; and Mr. Vanderwoude, 19,257. Included in Mr. Brunner’s stock options outstanding are 15,055 options from when he previously served on the Board from 1997 – 2005.

(4)	Amounts in column (d) represent amounts paid under our matching gift donation program to eligible educational institutions designated by the applicable director.

(5)

Mr. Chlebowski was appointed to our Board effective June 28, 2007. Because we pay our annual retainer for directors in equal quarterly installments, one quarter in arrears, and payment of each quarterly installment is contingent upon the director’s service during the preceding quarter, Mr. Chlebowski’s annual cash retainer was prorated to reflect his service as a director in the 3rd and 4th quarter of 2007 only. It is the Company’s practice to issue full option awards to directors who ware appointed prior to July 1 of the fiscal year, accordingly Mr. Chlebowski’s was granted a full option award for the 2007 fiscal year.

(6)

Pursuant to a Retirement and Consulting Agreement, Mr. O’Meara pays 17% of the premium for health coverage under the Company’s medical program for retirees and the Company pays the balance. For 2007, the Company’s payment under this provision was approximately $6,882.

In addition to the forgoing, pursuant to the terms of our merger agreement with the former directors of the 2nd National Bank of Danville, we paid a cash annual director emeritus fee to William F. O’Meara in the amount of $1,200, in equal quarterly installments.

NAMED EXECUTIVE OFFICER COMPENSATION DISCUSSION AND ANALYSIS

This section provides information and perspective regarding our compensation programs for our “named executive officers” for the 2007 fiscal year and accompanies the tables that follow. Our “named executive officers” are:

•	John M. O’Meara, Chief Executive Officer & Chairman of the Board;

•	Paul F. Clemens, Executive Vice President & Chief Financial Officer;

•	Michael L. Scudder, President & Chief Operating Officer;

•	Thomas J. Schwartz, President & Chief Operating Officer, First Midwest Bank;

•	Janet M. Viano, Group President Retail Banking, First Midwest Bank; and

•	Mark M. Dietrich, Group Executive Vice President & Chief Operations Officer.

Mr. Dietrich retired in January of 2007 and was not serving as an executive officer at the end of the 2007 fiscal year, however, he is included in this discussion because he would have been one of our three most highly compensated executive officers for 2007 if he had not retired.

Overview

Our Compensation Committee reviews and evaluates our general compensation philosophy and oversees the development, implementation and any revision to our compensation policies and programs, including:

•	recommending to our Board goals and objectives relating to the compensation of our Chief Executive Officer;

•	assisting our Board in evaluating our Chief Executive Officer and recommending to our Board the Chief Executive Officer’s compensation;

•	reviewing and recommending to our Board the annual compensation of senior management; and

•	monitoring all compensation and benefit programs for our senior management.

Consistent with our values, our Compensation Committee seeks to link executive compensation with performance while supporting the successful recruitment, development, and retention of executive talent so we can achieve our business objectives and create shareholder value.

The Compensation Committee evaluates the compensation for our named executive officers each year. In evaluating the compensation of our Chief Executive Officer’s direct reports, the Committee considers the Chief Executive Officer’s recommendations to the Committee. This includes the compensation of the other named executive officers based on his review of their performance, job responsibilities, importance to our overall business strategy, our compensation philosophy (including market practice) and his subjective evaluation of performance relative to strategic, financial and leadership objectives. Our Chief Executive Officer does not make a recommendation to the Committee regarding his own compensation.

What are the objectives of our compensation programs?

Our primary objectives with respect to executive compensation are several, including to:

•	link compensation with individual and corporate performance;

•	attract and retain those individuals with the skills and leadership abilities necessary for building long-term shareholder value;

•	align cash and equity compensation programs with the achievement of measurable corporate and individual performance objectives; and

•	synchronize executive incentives with the creation of value for our stockholders.

We believe that our ability to attract and retain qualified, high-performing employees is vital to our success and growth as a Company. Consequently, it is very important to us to provide market-responsive, total direct compensation opportunities to our executive officers (including our named executive officers) that include stock-based incentives and other cash rewards. We believe equity compensation is a very effective retention tool that encourages and appropriately rewards employee performance and aligns their interests with stockholders’.

How do we measure corporate performance?

We measure our performance against a peer group of fourteen banking companies whose business lines are similar to ours and who operate primarily in larger, urban centers like ours. Our market capitalization represents the approximate median value of our overall peer group. For 2007, this peer group consisted of the following companies:1

AMCORE Financial, Inc.	Fulton Financial Corp.	UCBH Holdings Inc

BOK Financial Corporation	MB Financial, Inc.	Whitney Holding Corp

Commerce Bancshares, Inc.	Old National Bancorp, Inc.	Wilmington Trust Corp

Cullen/Frost Bankers, Inc.	Provident Bankshares Corporation	Wintrust Financial Corporation

First Commonwealth Financial Corporation	Susquehanna Bancshares, Inc.

Our relative performance is measured on multiple factors focusing heavily on three indicators frequently used to assess a banking company’s results: return on assets, earnings per share and loan portfolio quality.

Who advises our Compensation Committee?

In formulating our approach to compensation over the past decade, our Compensation Committee has been advised by several compensation consulting firms. Over the most recent six years, the Compensation Committee has retained Deloitte Consulting (Deloitte). Deloitte has in-depth knowledge

[1]

Our Performance-Awarded Restricted Stock program, adopted and implemented in 2006 and described on page 33, takes into consideration the results of our peer group over certain periods. In 2006 our peer group included Greater Bay Bancorp, Sky Financial Group, Inc. and Texas Regional Bancshares Inc., each of which was acquired during 2007. We replaced these peers with BOK Financial Corporation, Commerce Bancshares, Inc. and Old National Bancorp, Inc. for 2007.

of our business and the competitive environment for executive talent. Deloitte has consulted with us on peer group analysis and program design.

In addition, the Compensation Committee has also periodically relied upon the work and counsel of Keefe, Bruyette & Woods, an investment banking firm with specific expertise evaluating companies in the banking industry, in the establishment of financial performance measures. Keefe, Bruyette & Woods also has provided financial advisory and underwriting services to the Company.

In 2006 Deloitte assisted in the implementation of our Performance-Awarded Restricted Stock Program described on page 33. Deloitte has also actively reviewed the workings of our remaining compensation programs as part of its ongoing work.

What are the elements of our Executive Compensation Program?

Our named executive officer compensation program is made up of:

•	Base Salary

•	Short-Term Incentive Compensation (STIC)

•	Discretionary Cash Bonus

•	Equity Grants (LTIC)

•	Performance-Awarded Restricted Stock Awards (PARS)

We base Performance-Awarded Restricted Stock Awards solely on Company performance. Short-Term Incentive Compensation is based in-part on Company performance where, as an officer’s level or responsibility within the Company increases, so does the percentage of target total direct compensation that we link to Company performance. Only Discretionary Cash Bonuses are based solely on individual performance.

We generally set each named executive officer’s total direct compensation opportunity based on the median of our peer group. Accordingly, we generally review compensation elements in aggregate to assess each named executive officer’s total direct compensation opportunity. Our approach results in some pay difference among our named executive officers (including our Chief Executive Officer and other named executive officers), which is consistent with the survey data and the scope and the level of job responsibilities for each office. Final decisions concerning compensation reflect a named executive officer’s annual achievements, Company performance, and our views regarding a named executive officer’s scope of responsibilities, demonstrated leadership abilities, and management experience and effectiveness. The Compensation Committee considers these factors collectively, along with recommendations from our Chief Executive Officer for his direct reports, and ultimately uses its judgment in making final decisions concerning compensation. Our Chief Executive Officer does not make a recommendation to the Compensation Committee regarding his own compensation.

Base Salary

We pay our named executive officers and other employees a base salary as part of a competitive compensation package. We typically consider salary levels as part of our annual compensation review process or in some cases upon a promotion. Base salary is set based upon the responsibilities of the executive taking into account competitive market compensation paid by other companies for positions of similar responsibility. Median salary levels are targeted for each position.

Our Chief Executive Officer recommends changes in base salary for his direct reports directly to the Compensation Committee. Our Chief Executive Officer does not make a recommendation to the Committee regarding his own compensation. Chief Executive Officer pay is set directly by the Compensation Committee and is recommended to the Board for approval. Annual base salary changes become effective January 1.

Short-Term Incentive Compensation

Our named executive officers participate in our short-term incentive compensation (STIC) program, a program under which we award performance-based cash compensation to employees. Under our STIC program, each participant’s target award is based upon a combination of Company performance and individual performance. The weighting of each component varies based upon the grade of the participant. STIC awards for our named executive officers have a heavier weighting placed upon Company performance (60% to 85% depending upon grade). With respect to the STIC award for our Chief Executive Officer, 85% is based upon Company performance.

Under our STIC program, individual performance is based upon the participant’s annual performance evaluation rating. Company performance is determined through the establishment and weighting of specific performance metrics at the outset each year, specifically, financial performance (net income) and loan portfolio quality (nonperforming asset ratio). Individual performance is based on achievement of a combination of qualitative and quantitative objectives during the performance period, which are specific to the individual’s responsibilities and position within the Company.

“Target performance” under our STIC program is the level at which a participant will earn 100% of his or her target award. Target payouts are set at 60% of base salary for our Chief Executive Officer and 40% for the remaining named executive officers. Depending upon the relationship of actual financial performance, loan portfolio quality and the individual’s annual evaluation, final payouts under our STIC program may be as little as zero and as high as 150% of target award.

2007 Awards

For the 2007 fiscal year, we established target award levels for Company performance based upon the median performance of our peer group for 2006. Target payout levels were predicated on achievement of net income levels reflective of achieving peer group median return on average assets weighted as 75% and maintenance of loan portfolio quality levels relative to peer group medians weighted at 25%. Peer group data used for purposes of establishing target payout levels was based upon prior full and year-end data.

To determine STIC awards for the 2007 fiscal year, the Compensation Committee analyzed each named executive officer’s individual performance (based on the recommendation of the Chief Executive Officer for his direct reports, and the Compensation Committee’s sole determination with respect to the Chief Executive Officer), as well as the Company’s actual financial performance and loan portfolio quality performance against the 2007 target award levels. Consistent with the program and our compensation philosophy, the completion of this analysis resulted in the following payouts for our named executive officers:

•

The Company did not meet its 2007 net income threshold and therefore issued no award for the financial component of the STIC program. The Company’s failure to meet its 2007 net income threshold was primarily due to a $50.1 million impairment charge to the carrying value of six asset-backed collateralized debt obligations held in the Company’s securities portfolio. The impairment charge was a direct result of the major disruption in the U.S. capital markets during 2007 (brought about by the rapid decline of the U.S. sub-prime residential mortgage market) which resulted in significant reduced liquidity and investor demand for asset-backed collateralized debt obligations.

Although

our STIC program provides that performance targets may be modified or adjusted for “significant unusual activity that occurs during the course of the plan year that had not been known or anticipated when setting the performance measurement”, the Compensation Committee determined that the net income calculation should include the effects of the impairment charge, thus the threshold was not met.

•

The Company’s 2007 loan portfolio quality performance, measured by nonperforming assets plus loans past due 90 days as a percent of loans plus foreclosed real estate was 0.80%. This was higher than the performance target of 0.64% and resulted in an award of 60% of target.

•

The average payout as a percentage of target was 104% for individual performance for the named executive officers for the 2007 fiscal year. The primary factors considered in determining individual performance for each named executive officer (including our Chief Executive Officer) included their accomplishments of priorities set at the beginning of the year, contributions to the Company’s strategic initiatives, support of the Company’s mission, execution of leadership objectives, effective transition into a new role as part of the Company’s strategic succession planning (if applicable), initiatives in addressing business and financial issues arising as a result of the general economic environment and developments within the retail and commercial markets in which we operated during the 2007 fiscal year and the overall effects of the impairment charge.

As a result of the forgoing analysis, the 2007 STIC awards for the named executive officers were approved by the Compensation Committee and the Board in February of 2008 as follows: Mr. O’Meara $142,300, Mr. Scudder $57,526, Mr. Schwartz $66,404, Mr. Clemens $49,932 and Ms. Viano $33,727 (Mr. Dietrich retired in January of 2007 and therefore was no longer eligible for STIC awards). See the “2007 Summary Compensation Table” and related footnotes on page 36.

The Compensation Committee anticipates establishing financial performance goals and individual target payout percentages for the 2008 STIC program on the same basis as used in 2007.

Discretionary Cash Bonus

Discretionary cash bonuses may be paid from time to time to executive level officers, including named executive officers. When awarded, these bonuses result from unusual or nonrecurring activity such as a significant corporate acquisition or extra ordinary circumstances.

2007 Awards

With respect to the 2007 performance year, the Compensation Committee considered two types of discretionary cash bonuses in February of 2008, specifically a supplemental award for two named executive officers and a bonus award for four named executive officers for their individual contributions to the Company’s operating performance.

Supplemental Awards: The Compensation Committee considered supplemental cash bonuses for Messrs. Scudder and Clemens for the 2007 performance year. In evaluating these supplemental awards, the Compensation Committee assessed the additional duties and responsibilities assumed by each officer during the year. As a result of this analysis, the Compensation Committee determined and the Board approved, a discretionary cash bonus for the 2007 performance year for Mr. Scudder in the amount of $57,661 and Mr. Clemens in the amount of $28,000. See the “2007 Summary Compensation Table” and related footnotes on page 36.

Bonus Awards: The Compensation Committee also considered bonus awards for the individual contributions and achievements of Messrs. Schwartz, Scudder and Clemens and Ms. Viano with respect to the operation and performance of the Company during the 2007 performance year. In evaluating this bonus award, the Compensation Committee considered each officer’s accomplishments of priorities set at the beginning of the year, contributions to the Company’s strategic initiatives, support of the Company’s mission, execution of leadership objectives, effective transition into a new role as part of the Company’s strategic succession planning (if applicable) and initiatives in addressing business and financial issues arising as a result of the general economic environment and developments within the retail and commercial markets in which we operated during the 2007 fiscal year. As a result of this analysis, the Compensation Committee determined and the Board approved bonus awards for each officer as follows: Mr. Scudder $90,335, Mr. Schwartz $104,276, Mr. Clemens $47,753 and Ms. Viano $47,143. See the “2007 Summary Compensation Table” and related footnotes on page 36.

Equity Grants

All of our executive officers, including our named executive officers, are entitled to receive long-term incentive compensation (LTIC) in the form of equity awards. We intend our equity awards to provide a vehicle for equity ownership in alignment with the interest of our stockholders, retain key executives through the vesting periods, and maintain market competitive compensation.

Equity awards are granted annually at the discretion of the Compensation Committee and Board based upon the recommendation of our Chief Executive Officer for his direct reports, and at the recommendation of the Compensation Committee for our Chief Executive Officer. Recommendations are based on the individual’s performance for the preceding year. The Chief Executive Officer award is targeted at a value of 100% of base pay. The awards for the other named executive officers are targeted at 55% of base pay. Individual awards can vary from zero to 125% of the target award level based upon assessment of the executive’s personal performance.

No executive officer, including the Chief Executive Officer or any other named executive officer, has a role in the timing of equity awards. We do not choose the time for making equity awards based in any way on any pending release to the public of material information, rather we adhere to a policy established over 20 years ago. Under this policy, awards generally are granted on the day of our Board meeting in February, following acceptance by the Board of awards approved by the Compensation Committee at its meeting held the day before. The February Board meeting generally occurs mid-month, approximately four weeks after we have announced year-end financial results.

2007 Awards

Consistent with our historical practice, our annual equity awards issued in February of 2007 to our named executive officers were in the form of non-qualified stock options. Based on the evaluation of individual performance for the 2006 performance year, the average payout as a percentage of target for the named executive officers was 123%. In assessing individual performance, the Compensation Committee considered the recommendation of the Chief Executive Officer for his direct reports and the

Compensation Committee’s sole determination with respect to the Chief Executive Officer, and each officer’s accomplishments of priorities set at the beginning of the year, contributions to the Company’s strategic initiatives, support of the Company’s mission, execution of leadership objectives, and initiatives in addressing business and financial issues arising as a result of the general economic environment and developments within the retail and commercial markets in which we operated during the 2006 fiscal year.

As a result, the 2007 equity awards for the named executive officers were approved by the Compensation Committee and the Board in February of 2007 as follows: Mr. O’Meara - 65,606 non-qualified stock options; Mr. Scudder - 18,898 non-qualified stock options; Mr. Schwartz - 21,815 non-qualified stock options; Mr. Clemens - 5,380 non-qualified stock options; and Ms. Viano - 9,237 non-qualified stock options (Mr. Dietrich retired in January of 2007 and therefore was no longer eligible for equity awards). These amounts also are included in the “Grant of Plan-Based Awards” table on page 39. Also see the “2007 Summary Compensation” table on page 36 for a discussion of the dollar amount expensed during the 2007 fiscal year by the Company for financial statement purposes with respect to equity grants issued to our named executive officers, including the 2007 equity grants.

The primary mechanics of our non-qualified option program applicable to our named executive officers are described below:

•

Our named executive officers must earn the options through continued service and all of the options are subject to forfeiture prior to vesting. The options will vest 50% two years after the date of grant and 50% three years after the date of grant, subject to continued employment, and have a ten-year exercise term.

•	In accordance with our Omnibus Plan, the exercise price for the shares is the average of the high and low trading prices as quoted on the Nasdaq Stock Market on the date of grant.

•	We do not engage in or permit “backdating” or repricing of stock options.

•

Options may be exercised by tendering previously owned shares for payment of the exercise price. In order to preserve the option holder’s equity position and to encourage retention of the shares acquired, so-called “reload” stock options are automatically granted when the option is exercised in this manner.[2]

•	The ability to defer receipt of the shares until termination of employment is also available to facilitate retention of the shares acquired.

In February 2008, our Compensation Committee announced its intent to award restricted stock awards, rather than the non-qualified stock options, to our Chief Executive Officer and junior executive officers. However due to certain restrictions of our Omnibus Plan, our senior executive officers, including the named executive officers (but excluding our Chief Executive Officer), continue to receive non-qualified stock options for the near term.

[2]

The exercise price of the reload option is the average of that day’s high and low trading prices. Reload stock options vest on the earlier of six months after the reload grant date or thirty days before the expiration of the underlying option for which the reload was granted (subject to continued employment). All reload stock options become fully exercisable in connection with death, disability or change-in-control. The term of a reload stock option is the same as the remaining term of the underlying non-qualified stock option being exercised but is subject to cancellation if the recipient sells any shares of our Common Stock during the six months after the grant date or any of the shares acquired upon the underlying stock option exercise. Reload stock options are nontransferable except to family members, family trusts or partnerships.

Performance-Awarded Restricted Stock Awards

All of our senior executive officers, including our named executive officers, are entitled to participate in our Performance-Awarded Restricted Stock Award Program (PARS). The PARS Program was adopted in 2006 after an analysis of our executive compensation program revealed that although the compensation program is intended to deliver above median level compensation for above median level performance, the executive compensation program had, in fact, fallen short of this goal over the period 2001-2005. With the assistance of Deloitte, the Compensation Committee implemented a new performance-awarded restricted stock, or PARS Program during 2006 designed to deliver above-median compensation for above-median performance.

Different from the other elements of the executive compensation program which are geared to median values and median payouts, the PARS awards are made only if our performance, as measured by core return on assets3, or core ROA, exceeds the seventy-fifth percentile of peer performance as measured by core ROA. If we exceed this threshold, then the participants will be eligible to receive an award to the extent our core earnings per share3 growth, over the period is above median peer levels based on the following table:

Core Earnings Per Share Growth FMBI Performance to Peer Percentile	Upper Limit as a % of Target Grant Value
75th	100%
70th	80%
65th	60%
60th	40%
55th	20%
Median	0%

Targeted percentages for awards range from 100% of base pay for the Chief Executive Officer, 50% for Messrs. Scudder and Schwartz and 30% for all other named executive officers. The resultant dollar amount is converted to restricted share awards or units on the day of the grant based on the average of high and low trading prices on that date. For continuing incentive and retention purposes, these restricted share awards or units are subject to a two-year vesting schedule calling for 50% vesting on each of the first and second anniversaries of the grant date.

2007 Awards

The second grant to participants made under the PARS Program was awarded by the Compensation Committee in May of 2007 and reflected the Company’s core performance for the two-year period ended December 31, 2006. Based on the Company’s core ROA and core EPS growth during this period when compared to peers using the framework discussed above, the 2007 PARS grants were made at 100% of target. As a result, the PARS awards for the named executive officers were approved by the Compensation Committee and the Board in May of 2007 as follows: Mr. O’Meara - 17,665 restricted stock units, Mr. Scudder - 4,435 shares of restricted stock, Mr. Schwartz - 5,413 shares of restricted stock and Ms. Viano - 1,730 shares of restricted stock (because Mr. Dietrich retired in January of

[3]

For purposes of calculating core return on assets and core earnings per share, a core net income component is used and defined as net income before extraordinary items less the after-tax portion of gains or losses on sale of investment securities and nonrecurring items, applying a tax rate of 35%.

2007, and Mr. Clemens was not hired until August 28, 2006, neither was eligible for PARS awards in May of 2007). See the “2007 Summary Compensation” table on page 36 and “Grant of Plan-Based Awards” table on page 39 and their related footnotes.

The Compensation Committee will next consider the grant of PARS awards at its May 2008 meeting. Grants will be awarded based on the Company’s core performance during the three-year period ended December 31, 2007.

In February 2008, the Compensation Committee established the performance targets for the PARS awards to be granted at its May 2009 meeting, which will be awarded based on the Company’s core performance during the three-year period ended December 31, 2008.

How do we determine retirement and other welfare benefits?

There is no material difference in the welfare benefit plans we provide to executive officers compared to the welfare benefit plans we provide to other salaried employees. Years of service and pay level of our executives drive the value of their retirement benefits. These programs, which are available to all employees, include group insurance, vacation, tuition reimbursement and contribution matching gift plans.

Retirement benefits are delivered through tax-qualified defined benefit and defined contribution plans and non-qualified defined contribution plans. Executive officers are beneficiaries of these qualified programs on the same basis as other employees, and in the non-qualified programs, on the same basis as other officers in accordance with the plans. Upon the recommendation of management, in November 2006 the Compensation Committee authorized the making of a number of amendments to the long-standing pension plan of the Company which is described in further detail beginning on page 43. The amendments were adopted in February 2007 and included a so-called “soft freeze” eliminating any new enrollments of employees into the plan and a reduction in the growth of benefits effective April 1, 2007. These changes will assist us in controlling what had become an unacceptably high and rapidly increasing cost, while continuing to provide appropriate, competitive retirement benefits for our employees.

Do we have formal equity ownership guidelines for our executive officers?

We have not adopted formal equity ownership guidelines for our executives, as senior members of management have generally been significant owners of our Common Stock. For example, as of February 15, 2008, our Chief Executive Officer is the owner of more than 485,571 shares both directly and indirectly through benefit programs, excluding options exercisable within 60 days.

Do we have employment contracts with our executive officers?

Employment contracts are extended to executive level employees in exchange for loyal service, and agreements not to solicit or compete in the event of a termination of employment. The agreements provide for the executive’s position, compensation and benefits, including severance payments in the event of loss of position for other than cause. The agreements also impose confidentiality and non-solicitation obligations on the executive. In the event of a loss of position following a change-in-control of the corporation, significant separation benefits are triggered, including lump sum payments, equity award vesting acceleration and similar benefits. These agreements are detailed in the tables and narrative following this Named Executive Officer Compensation Discussion and Analysis. At its February 2007 meeting, the Compensation Committee completed a year long review of the executive employment agreements. The Compensation Committee determined, as it had in the past, that the terms of the agreements are consistent with competitive practice and are important to attracting and retaining executive talent. As a result, the Compensation Committee updated and renewed the agreements on largely the same terms that have existed for more than ten years.

Do we provide perquisites to our executive officers?

The Company provides perquisites to executives, including the named executive officers, which the Compensation Committee believes are reasonable and within market practice.

We have a Company vehicle policy that provides a car allowance to senior management, including our executive officers. We also provide relocation assistance to our newly hired or relocated salaried executive employees, including our named executive officers. We provide the relocation assistance to offer a competitive compensation package to our current and prospective executive employees because we believe that potential new hires and our current executive employees view relocation assistance as a valuable benefit. Mr. Clemens received relocation benefits in 2007 in connection with his relocation from Michigan to Illinois, and the “2007 Summary Compensation” table on page 36 reflects compensation related to this benefit.

How have we responded to IRS limits on deductibility of compensation?

Tax code section 162(m) limits the ability of public companies like ours to deduct certain compensation in excess of $1 million paid to our Chief Executive Officer or to other named executive officers. This limitation does not apply to compensation that qualifies as “performance-based.” In administering the “performance-based” portion of our executive compensation program (the STIC, LTIC and PARS), the Compensation Committee intends generally to satisfy the requirements for deductibility under Section 162(m) and believes, based on current tax laws, that substantially all the payments under those awards will be deductible. In addition, the Compensation Committee believes it should retain the flexibility to manage the executive compensation program in accordance with the objectives outlined in the Company’s compensation philosophy. Accordingly, some compensation may exceed the limitations or not meet the requirements for deductibility under Section 162(m).

2007 SUMMARY COMPENSATION TABLE

The table and explanatory footnotes below summarize the total compensation paid or earned during 2007 by our named executive officers, and the dollar amount expensed by the Company for financial statement purposes during 2007 with respect to equity grants (including annual equity grants and stock option reload grants) issued in 2007 and in prior fiscal years to our named executive officers.

(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year		Salary (1)	Bonus (1)	Stock Awards (2)(4)	Option Awards (3)(4)	Non-Equity Incentive Plan Compensation (1)	Change in Pension Value and Non-qualified Deferred Compensation Earnings (5)	All Other Compensation (6)	Total
John M. O’Meara, Chief Executive Officer & Chairman of the Board	2007 2006		$678,000 $643,000	- -	$467,760 $556,121	$428,366 $389,914	$142,300 $472,028	$55,023 $65,576	$408,033 $475,566	$2,179,482 $2,602,205

Paul F. Clemens, Executive Vice President & Chief Financial Officer	2007 2006	(7)	$219,000	$75,753	-	$14,322	$49,932	na	$18,362	$377,369

Michael L. Scudder, President & Chief Operating Officer	2007 2006		$355,100 $322,850	$147,443 -	$145,071 $34,688	$123,890 $107,168	$57,526 $168,292	$13,735 $16,341	$109,491 $96,666	$952,256 $746,005

Thomas J. Schwartz, President & Chief Operating Officer, First Midwest Bank	2007 2006		$409,900 $394,100	$104,277 -	$182,386 $45,000	$131,902 $148,408	$66,404 $193,609	$41,976 $45,501	$166,417 $170,555	$1,103,262 $997,173

Janet M. Viano, Group President Retail Banking, First Midwest Bank	2007 2006		$216,200 $209,900	$47,143 $5,000	$58,289 $14,384	$71,410 $60,517	$33,727 $94,983	$22,022 $24,933	$39,385 $46,154	$488,176 $455,871

Mark M. Dietrich, Group Executive Vice President & Chief Operations Officer	2007 2006		$223,900 $223,900	$75,000 $5,000	$53,448 $15,267	$53,407 $73,664	- $110,274	- $53,208	$20,166 $72,839	$425,921 $554,152

Notes:

(1)

The dollar amounts in column (d) represent discretionary cash bonuses paid in February 2008 and 2007 to certain named executive officers for performance during the preceding fiscal year. See the section entitled “Discretionary Cash Bonus” beginning on page 30. The dollar amounts in column (g) represent cash bonuses paid in February 2008 and 2007 under our STIC Program for performance during the preceding fiscal year. See the section entitled “Short-Term Incentive Compensation” beginning on page 29.

The dollar amounts in columns (c), (d) and (g) include amounts deferred at the direction of the named executive officer, if elected, pursuant to the qualified and, if applicable, non-qualified defined contribution retirement plans. For additional information regarding amounts deferred in the current year, see the “Non-qualified Deferred Compensation” table below on page 46. The amount reported in column (c) for Mr. Dietrich for 2007 is annualized and does not reflect the fact that he retired in January of 2007.

(2)

The awards in column (e) represent the issuance of restricted stock awards/units under our PARS Program pursuant to our Omnibus Plan. See the section entitled “Performance-Awarded Restricted Stock Awards” beginning on page 33.

(3)

The awards in column (f) represent the issuance of non-qualified stock options under our Omnibus Plan per our annual equity compensation practice. See the section entitled “Equity Grants” beginning on page 31.

(4)

The amounts in columns (e) and (f) reflect the compensation expense recognized for stock awards and option grants made in 2007 (for 2007 compensation), in 2006 (for 2006 compensation) and in prior fiscal years (to the extent such awards remained unvested in whole or in part at the beginning of the 2007 and 2006 fiscal years, respectively), to each named executive officer in accordance with SFAS No. 123R “Share Based Payments”. Pursuant to the SEC rules the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The amount for Mr. O’Meara’s stock awards reflects the full grant date value of his awards as required by SFAS No. 123R, because Mr. O’Meara satisfies the award’s “retirement age” provision which enables him to vest in the award upon termination of employment. See the “2007 Grants of Plan-Based Awards” table below beginning on page 39 for the full fair value of stock and option awards granted in 2007.

Refer to Note 18 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007, for a discussion of the relevant assumptions used in calculating the compensation expense and grant-date fair value pursuant to SFAS No. 123R. The recognized compensation expense and grant-date fair value of the stock-based awards will likely vary from the actual amount the individual receives.

(5)

The amounts in column (h) represent the actuarial increase in the present value of the named executive officer’s benefit under our qualified broad-based pension plan. See the section entitled “Pension Benefits” beginning on page 43. These amounts were determined using the interest rate and mortality rate assumptions consistent with those used in our 2007 audited financial statements. The amount reported for Mr. Dietrich for 2007 reflect the fact that he retired in January of 2007 and received a lump sum distribution under the Pension Plan.

(6)

The following table presents the type and amounts for each component included in column (i). No amount has been included for perquisites and other personal benefits, except where the aggregate amount exceeds $10,000.

	Contributions to Defined Contribution Retirement Plans					Perquisites and Other Personal Benefits
Name			Qualified Profit Sharing (a)	Non-Qualified Profit Sharing (b)	Non-Qualified Pension Restoration (c)
John M. O’Meara	2007		$15,188	$54,194	$322,571	$16,080	(d)
	2006		$15,950	$56,116	$387,420	$16,080

Paul F. Clemens	2007		-	-	-	$18,362	(e)
	2006	(i)	-	-	-	-

Michael L. Scudder	2007		$15,188	$17,066	$66,847	$10,390	(f)
	2006		$15,950	$16,771	$63,945	-

Thomas J. Schwartz	2007		$15,188	$22,044	$110,185	$19,000	(g)
	2006		$15,950	$22,818	$113,021	$18,766

Janet M. Viano	2007		$14,442	$4,780	$20,163	-
	2006		$15,194	$5,313	$25,647	-

Mark M. Dietrich	2007		$6,421	-	-	$13,745	(h)
	2006		$15,950	$6,859	$50,030	-

Notes:

(a)

For 2007, amounts represent a 2% Company match and a discretionary 4.75% Company Savings and Profit Sharing contribution, and for 2006 a 2% Company match and a discretionary 5.25% Company Savings and Profit Sharing contribution, on eligible compensation under our Savings and Profit Sharing Plan subject to compensation limitations under the Internal Revenue Code of 1986, as amended.

(b)

For 2007, amounts represent a 2% Company match and a discretionary 4.75% Company Savings and Profit Sharing contribution, and for 2006 a 2% Company match and a discretionary 5.25% Savings and Profit sharing contribution, on eligible compensation that would have accrued under the Savings and Profit Sharing Plan, but for the limitations under the Internal Revenue Code of 1986, as amended.

(c)

Represents the present value of amounts that would have accrued to the named executive officer during 2007 and 2006 under the actuarially-based pension formula of the qualified pension plan but for the compensation limitations of the Internal Revenue Code of 1986, as amended.

(d)

Represents amounts paid to or for the benefit of Mr. O’Meara for annual automobile allowance and annual premiums paid on supplemental long-term disability policy established in 2002 for the benefit of Mr. O’Meara. Also represents amounts paid by the Company on behalf of Mr. O’Meara for tax and financial planning.

(e)	Represents amounts paid to Mr. Clemens for annual automobile allowance and amounts paid by the Company to Mr. Clemens for relocation expenses.

(f)	Represents amounts paid to Mr. Scudder for annual automobile allowance and amounts paid by the Company on behalf of Mr. Scudder for tax and financial planning.

(g)

Represents amounts paid to Mr. Schwartz for annual automobile allowance and amounts paid by the Company on behalf of Mr. Schwartz for country club dues. The club membership is maintained for business entertainment but may be used for personal use. The entire amount of club dues has been included, although we believe that only a portion of this cost represents a perquisite.

(h)

Represents amounts paid to Mr. Dietrich for consulting services after retirement and amounts paid by the Company on behalf of Mr. Dietrich for letter of credit to ensure the lump sum payment of his pension benefit.

(i)	Mr. Clemens was not a named executive officer for the 2006 fiscal year.

(7)	Mr. Clemens was not a named executive officer for the 2006 fiscal year.

2007 GRANTS OF PLAN-BASED AWARDS TABLE

The following table and explanatory footnotes provide information with regard to the potential cash award opportunity for 2007 and with respect to non-qualified stock option awards and restricted stock awards granted during 2007.

(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)	(i)	(j)
Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (2)	All Other Option Awards: Number of Securities underlying Options (3)		Exercise or Base Price of Option Awards (3) Per share	Closing Market Price Per share	Grant Date Fair Value of Stock and Option Awards (4)
		Threshold	Target	Maximum
John M. O’Meara		$182,399	$406,800	$610,200
	02/21/07					65,606	(5)	$38.62	$38.81	$408,843
	02/14/07					6,411	(6)	$38.45	$38.32	$693
	05/16/07				17,665					$643,006
Paul F. Clemens		$40,865	$87,600	$131,400
	02/21/07					5,380	(5)	$38.62	$38.81	$33,527
Michael L. Scudder		$65,232	$142,040	$213,060
	02/21/07					18,898	(5)	$38.62	$38.81	$117,769
	05/16/07				4,435					$161,434
	09/04/07					2,371	(6)	$34.59	$34.70	$5,959
Thomas J. Schwartz		$75,299	$163,960	$245,940
	02/21/07					21,815	(5)	$38.62	$38.81	$135,946
	05/16/07				5,413					$197,033
	01/17/07					1,089	(6)	$38.01	$37.92	$653
Janet M. Viano		$40,343	$86,480	$129,720
	02/21/07					9,237	(5)	$38.62	$38.81	$57,563
	05/16/07				1,730					$62,972
	09/21/07					2,543	(6)	$35.39	$35.38	$6,676
Mark M. Dietrich (7)		-	-	-	-	-		-	-	-

Notes:

(1)	Amounts in columns (c), (d) and (e) reflect the range of possible payouts under our STIC Program. See the section entitled “Short-Term Incentive Compensation” beginning on page 29.

(2)

The awards in column (f) represent the issuance of restricted stock awards/units under our PARS Program pursuant to our Omnibus Plan. See the section entitled “Performance-Awarded Restricted Stock Awards” beginning on page 33. The restricted stock units awarded to Mr. O’Meara may be settled in shares or cash at the election of Mr. O’Meara. All restricted stock awards vest in two equal annual installments from the date of grant (subject to accelerated vesting in connection with death, disability or a change-in-control). Mr. O’Meara’s award accelerates vesting upon his retirement from the Company on or after obtaining the age of 60. As of December 31, 2007, Mr. O’Meara was over 60 years of age. Prior to vesting, the named executive officers are entitled to receive dividend equivalent payments based on cash dividends paid on our Common Stock.

(3)

The awards in column (g) represent the issuance of non-qualified stock options and reload non-qualified stock options under our Omnibus Plan per our equity compensation practice. See the section entitled “Equity Grants” on page 31. Column (h) reflects the exercise price of these options determined based on the average of the high and low sales price of one share of our Common Stock on the date of grant as required by the Omnibus Plan. Column (i) reflects the closing price of one share of our Common Stock on the date of grant as reported by the Nasdaq Stock Market.

(4)

The amounts in column (j) represent the full fair value of the non-qualified stock options reported in column (g) as well as the stock awards listed in column (f) as of the date of grant as determined under SFAS 123R without regard to amounts expensed in 2007.

(5)

Amounts represent the issuance of non-qualified stock options under our Omnibus Plan in February 2007 per our annual equity compensation practice. See the section entitled “Equity Grants” beginning on page 31. Options have ten-year terms and vest over three years in two equal annual installments beginning two years from the date of grant (subject to continued employment and accelerated vesting in connection with death, disability or a change-in-control), include reload features and are nontransferable except to family members, family trusts or partnerships.

(6)

Amounts represent reload non-qualified stock options. See the section entitled “Equity Grants” beginning on page 31. Reload stock options vest on the earlier of six months after the reload grant date or thirty days before the expiration of the underlying option for which the reload was granted (subject to continued employment). All reload stock options become fully exercisable in connection with death, disability or change-in-control. The term of a reload stock option is the same as the remaining term of the underlying non-qualified stock option being exercised but is subject to cancellation if the recipient sells any shares of our Common Stock during the six months after the grant date or any of the shares acquired upon the underlying option exercise. Reload stock options are nontransferable except to family members, family trusts or partnerships.

(7)	Mr. Dietrich retired in January of 2007 and therefore was no longer eligible for equity awards.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2007 TABLE

The following table and explanatory footnotes provide information regarding unexercised stock options and unvested stock awards held by our named executive officers as of December 31, 2007 with the exception of Mr. Dietrich who retired in January 2007 and did not have any unexercised stock options and unvested stock awards. All values in the table are based on a market value for our Common Stock of $30.60, the closing price on December 31, 2007, the last trading day of 2007, as reported by the Nasdaq Stock Market. Information regarding when unvested awards are scheduled to vest, subject to continued employment and acceleration in the event of death, disability or change-in-control, is set forth in the footnotes below.

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested
John M. O’Meara						17,665	(1)	$540,549
						7,138	(2)	$218,423
		65,606	(3)	$38.62	02/21/17
		71,086	(4)	$33.92	02/22/16
	34,451	34,451	(5)	$33.61	02/23/15
	5,135			$32.75	05/20/14
	46,217			$32.72	02/24/14
	53,476			$26.26	02/19/13
	6,448			$28.70	02/17/09
	12,397			$22.50	02/18/08
	5,601			$18.40	08/18/09
	38,739			$21.83	02/20/12
Paul F. Clemens		5,380	(3)	$38.62	02/21/17
		902	(6)	$38.79	11/15/16
Michael L. Scudder						4,435	(1)	$135,711
						1,689	(2)	$51,683
		2,077	(7)	$34.59	02/16/10
		294	(8)	$34.55	02/18/08
		18,898	(3)	$38.62	02/21/17
	1,115			$38.46	02/18/08
		19,631	(4)	$33.92	02/22/16
	8,970	8,970	(5)	$33.61	02/23/15
	1,202			$32.75	05/20/14
	12,020			$32.72	02/24/14
	13,997			$26.26	02/19/13
	1,673			$29.25	08/21/12
	7,998			$28.70	02/20/12
	9,534			$22.50	02/21/11
	6,695			$18.40	02/16/10
	1,189			$21.83	08/18/09
	2,973			$18.55	02/17/09

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested
Thomas J. Schwartz						5,413	(1)	$165,638
						2,192	(2)	$67,075
		21,815	(3)	$38.62	02/21/17
		19,171	(4)	$33.92	02/22/16
	6,407			$37.23	02/19/13
	5,898			$37.23	02/20/12
	11,638	11,638	(5)	$33.61	02/23/15
	6,138			$35.78	02/20/12
	3,919			$35.78	02/21/11
	981			$35.78	08/18/09
	1,389			$35.78	02/18/08
	1,445			$35.78	02/17/09
	3,320			$35.78	02/16/10
	1,560			$32.75	05/20/14
	15,601			$32.72	02/24/14
	9,084			$26.26	02/19/13
Janet M. Viano						1,730	(1)	$52,938
						700	(2)	$21,420
		2,543	(9)	$35.39	02/19/13
		9,237	(3)	$38.62	02/21/17
	1,115			$37.87	05/17/10
	329			$37.87	02/17/09
	1,051			$37.87	02/18/08
		10,210	(4)	$33.92	02/22/16
	5,227	5,227	(5)	$33.61	02/23/15
	858			$34.16	02/17/09
	1,147			$34.16	02/16/10
	896			$32.75	05/20/14
	8,965			$32.72	02/24/14
	7,314			$26.26	02/19/13
	8,625			$28.70	02/20/12
	10,005			$22.50	02/21/11
	7,458			$18.18	05/17/10

Notes:

(1)	Restricted stock units and awards vest in two equal annual installments with vesting dates of May 16, 2008 and May 16, 2009.

(2)	Restricted stock units and awards vest in two equal annual installments with remaining vesting date of August 16, 2008.

(3)	Stock options vest over three years in two equal annual installments beginning two years from the date of grant with vesting dates of February 22, 2009 and February 22, 2010.

(4)	Stock options vest over three years in two equal annual installments beginning two years from the date of grant with vesting dates of February 22, 2008 and February 22, 2009.

(5)	Stock options vest over three years in two equal annual installments beginning two years from the date of grant with remaining vesting date of February 23, 2008.

(6)	Stock options vest over three years in two equal annual installments beginning two years from the date of grant with vesting dates of November 15, 2008 and November 15, 2009.

(7)

Reload stock options vest in full on the earlier of six months from the reload grant date or thirty days before the expiration date of the underlying option for which the reload was granted. The vesting date of the reload stock option is March 4, 2008.

(8)

Reload stock options vest in full on the earlier of six months from the reload grant date or thirty days before the expiration date of the underlying option for which the reload was granted. The vesting date of the reload stock option is January 18, 2008.

(9)

Reload stock options vest in full on the earlier of six months from the reload grant date or thirty days before the expiration date of the underlying option for which the reload was granted. The vesting date of the reload stock option is March 21, 2008.

2007 OPTION EXERCISES AND STOCK VESTED TABLE

The following table and explanatory footnotes provide information with respect to amounts paid to or received by our named executive officers during 2007 as a result of the exercise of non-qualified stock options and the vesting of restricted stock awards or units.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)		Number of Shares Acquired on Vesting		Value Realized on Vesting
John M. O’Meara	8,780	$61,323	(2)	7,138	(3)	$238,302
Paul F. Clemens (1)	-	-		-		-
Michael L. Scudder	9,110	$161,336	(2)	1,690		$56,421
Thomas J. Schwartz	1,157	$2,586		2,192		$73,180
Janet M. Viano	8,166	$116,339		701		$23,403
Mark M. Dietrich	18,385	$142,378		-		-

Notes:

(1)

The amounts in this column reflect the difference between the exercise price of the option and the closing price of one share of our Common Stock as reported by the Nasdaq Stock Market on the date of exercise.

(2)	Mr. O’Meara deferred 7,948 shares into the Gain Deferral Plan and Mr. Scudder deferred 4,371 shares into the Gain Deferral Plan.

(3)	At the election of Mr. O’Meara, the 7,138 restricted stock units were settled in cash.

PENSION BENEFITS

We sponsor a noncontributory tax-qualified defined benefit retirement plan (Pension Plan) covering substantially all employees, including the named executive officers. The amount of the monthly pension benefit is based on the average monthly pension-eligible compensation and credited service of the participant. Average monthly compensation is the average of the highest sixty consecutive months of pay within the last 120 months of service and credited service is based on the period of employment with First Midwest, subject to limitations on services prior to 1980.

Pension-eligible compensation consists of base salary, bonuses, incentive compensation, overtime and vacation pay, but excludes severance, and amounts realized from exercise of non-qualified stock options and the release of restricted stock/unit awards. Pension-eligible compensation is capped by tax laws applicable to tax-qualified pension plans. For 2007, this limit was $225,000. Any amounts that become ineligible due to the Internal Revenue Code of 1986, as amended (Code) limits are used to compute the pension restoration contribution to the non-qualified retirement plan as discussed further under the section entitled “Non-qualified Deferred Compensation” beginning on page 44.

Our Pension Plan provides for pension benefits under normal retirement (the attainment of age 65), early retirement (the attainment of age 55 with fifteen or more years of service), termination after five years of service, disability retirement after ten years of service and death before retirement with five or more years of service. A participant may elect to have his/her benefit paid each month in the form of a single life annuity or one of several actuarially equivalent forms of payment, including a lump sum.

Early retirement pension benefits are reduced by 6% for each of the first five years (ages 60-65) and by 4% for each of the next five years (ages 55-60) that the pension commencement date precedes the normal retirement age of 65. Of the named executive officers, only Messrs. O’Meara and Schwartz are eligible for early retirement.

In February 2007, we approved several changes to the Pension Plan which include the elimination of new enrollment of employees, a reduction of the rate for which future benefits grow effective April 1, 2007 and a modification to the number of months used in the determination of the monthly final average pay from sixty months to eighty-four months. After these amendments became effective in 2007, the Pension Plan was designed to provide an annual pension benefit at normal retirement of 27% of final average pension-eligible compensation for a participant with thirty years of credited service.

2007 PENSION BENEFITS TABLE

The following table shows the present value of the accumulated benefit as of December 31, 2007 payable to each of the named executive officers, including the number of years of service credited to each named executive officer under our Pension Plan determined using interest rate and mortality rate assumptions consistent with those used in our 2007 audited financial statements.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
John M. O’Meara	Pension Plan	28.00	$556,701	-
Paul F. Clemens (1)	Pension Plan	-	-	-
Michael L. Scudder	Pension Plan	21.75	$159,966	-
Thomas J. Schwartz	Pension Plan	28.00	$414,512	-
Janet M. Viano	Pension Plan	23.67	$229,466	-
Mark M. Dietrich (2)	Pension Plan	-	-	$532,728

Notes:

(1)	The Pension Plan was closed to new participants as of April 1, 2007. Based on Mr. Clemens’ date of hire, he is not eligible to participate in the Plan.

(2)	Mr. Dietrich retired in January of 2007 and received a lump sum distribution of benefits under the Pension Plan.

NON-QUALIFIED DEFERRED COMPENSATION

We maintain two non-qualified deferred compensation plans in which our named executive officers may participate, the First Midwest Bancorp, Inc. Non-qualified Retirement Plan (Retirement Plan) and the First Midwest Bancorp, Inc. Stock Option Gain Deferral Plan (Gain Deferral Plan).

Non-qualified Retirement Plan

The Retirement Plan is a defined contribution deferred compensation plan under which participants are credited with deferred compensation equal to contributions and benefits based on amounts that would have accrued under our tax-qualified plans but for limitations under the Code, and up to 75% of base salary and up to 100% of annual bonus and auto allowance that the participant has elected to defer. Deferral elections are made by eligible participants in December of each year for amounts to be earned in the following year. Participant accounts are deemed to be invested in separate investment accounts in an irrevocable rabbi trust under the plan, with similar investment alternatives as those available under our Savings and Profit Sharing Plan (our tax-qualified 401(k) savings and profit sharing plan), including an investment account deemed invested in shares of our Common Stock. Participants are able to modify their investment elections at any time. Participant accounts are adjusted to reflect the investment return of the deemed investments. The table below shows the investment funds available under the retirement plan and their annual rate of return for the calendar year ended December 31, 2007, as reported by the trustee of the retirement plan.

Name of Fund	Rate of Return	Name of Fund	Rate of Return
Wells Fargo Advtg Csh Inv MM	5.25%	American Funds Grwth Fund of America R4	10.88%
Wells Fargo Advtg Short-term Bd	4.49%	Aston/Optimum Mid Cap N	12.91%
Dreyfus Bond Market Index	6.68%	Wells Fargo Advtg Opport	4.98%
Fidelity Advisor High Inc Advant	2.32%	Federated Mid Cap Grwth Strat	18.04%
American Funds American Balanced R4	6.50%	Wells Fargo Advtg Sm Cap Discp	(4.53%)
T. Rowe Price Equity-Income Adv	3.03%	Baron Small Cap	11.69%
Wells Fargo Advtg Index Admin	5.22%	Fidelity Advisor Overseas A	17.02%
Davis NY Venture A	4.97%	FMBI Stock Fund	(19.56%)

Non-qualified Stock Option Gain Deferral Plan

In 1998 our Board adopted the Gain Deferral Plan with the purpose to encourage stock ownership of certain key executives. This plan combines traditional deferred compensation arrangements with stock option exercise transactions by allowing eligible stock option participants to defer to a future date the receipt of shares representing the value realized upon exercise of the underlying stock options. In response to the addition of Section 409A of the Code, the Gain Deferral Plan is only available on a limited basis. Currently, 26 stock option participants are eligible to participate, including the named executive officers with the exception of Mr. Clemens. Deferrals are held for each participant in separate individual accounts in an irrevocable rabbi trust. Amounts deferred under the Gain Deferral Plan are denominated and paid in shares of Common Stock and are adjusted for dividends as if the dividends were reinvested in shares of Common Stock.

Distributions

Under both the Retirement Plan and the Gain Deferral Plan, payments begin after termination and are payable at the participant’s election, either as a lump sum or in installments over a period not to exceed fifteen years. Earlier payment may be made upon showing of financial hardship to the satisfaction of the Compensation Committee. Distributions are paid in cash under the Retirement Plan, and are paid as in-kind stock distributions under the Gain Deferral Plan. Payments to executive officers and others will be delayed as necessary to comply with Code Section 409A.

2007 NON-QUALIFIED DEFERRED COMPENSATION TABLE

The following table summarizes the activity in each of the named executive’s deferred compensation accounts during 2007.

(a)	(b)	(c)	(d)	(e)	(f)	(g)
Name	Plan Name	Executive Contributions in 2007 (1)	Company Contributions in 2007 (2)	Aggregate Earnings in 2007	Aggregate Withdrawals/ Distributions in 2007	Aggregate Balance at December 31, 2007 (3)(4)
John M. O’Meara	Retirement Plan	$47,203	$376,765	$529,222	-	$5,655,768
	Gain Deferral Plan	59,093	-	(1,645,498)	-	7,370,991

		$106,296	$376,765	$(1,116,276)	-	$13,026,759
Paul F. Clemens	Retirement Plan	-	-	-	-	-
	Gain Deferral Plan	-	-	-	-	-

		-	-	-	-	-
Michael L. Scudder	Retirement Plan	$28,425	$83,913	$30,118	-	$505,763
	Gain Deferral Plan	69,200	-	(42,450)	-	218,452

		$97,625	$83,913	$(12,332)	-	$724,215
Thomas J. Schwartz	Retirement Plan	$65,346	$132,229	$67,539	-	$2,033,450
	Gain Deferral Plan	-	-	(485,651)	-	2,175,599

		$65,346	$132,229	$(418,112)	-	$4,209,049
Janet M. Viano	Retirement Plan	$60,984	$24,943	$20,655	-	$550,550
	Gain Deferral Plan	-	-	(28,581)	-	128,034

		$60,984	$24,943	$(7,925)		$678,584
Mark M. Dietrich	Retirement Plan	-	-	-	$299,413	-
	Gain Deferral Plan	-	-	-	$283,604	-

		-	-	-	$583,017	-

Notes:

(1)

The amounts in column (c) for the Retirement Plan represent a portion of 2007 base salary or a portion of bonus and non-equity incentive awards earned in 2006, but paid in 2007, that were deferred by the named executive officer. The executive contributions into the Retirement Plan include the following amounts for each of the following named executives which are reported as compensation in the “2007 Summary Compensation” table on page 36: Mr. Scudder, $20,010; Mr. Schwartz, $45,985; and Ms. Viano, $27,740. The executive contributions in the Gain Deferral Plan represent the deferral of gains realized on the exercise of stock options during 2007 at the election of the named executive officer and are included in the amounts reported for each named executive officer in the “2007 Option Exercises and Stock Vested” table beginning on page 43.

(2)

Company contributions represent amounts that would have been contributed under the tax-qualified benefit plans, but for limitations under the Internal Revenue Code of 1986, as amended. The Company contributions for each named executive officer to the Retirement Plan are included in All Other Compensation of the “2007 Summary Compensation Table” on page 36.

(3)

Aggregate balances at December 31, 2007 reflect amounts accumulated from participant and Company contributions, in the case of the Retirement Plan, and solely from participant contributions, in the case of the Gain Deferral Plan, over the following years of participation: (A) with respect to the Retirement Plan- since 1989 for Messrs. O’Meara and Schwartz, 1999 for Mr. Scudder and 2001 for Ms. Viano; and (B) with respect to the Gain Deferral Plan - since 1998 for Messrs. O’Meara and Schwartz, since 2004 for Mr. Scudder and Ms. Viano. The following table presents those amounts included in the aggregate deferred compensation balances for each named executive officer as of December 31, 2007 that have been reported in prior proxy statements filed with the SEC for the fiscal year in which earned:

Proxy Location of Amounts Previously Reported
Name	Summary Compensation Table	Pension Discussion	Option Exercise Table	Total
John M. O’Meara	$1,941,807	$1,496,012	$5,257,814	$8,695,633
Paul F. Clemens	-	-	-	-
Michael L. Scudder	$220,238	$102,506	$180,451	$503,195
Thomas J. Schwartz	$479,577	$325,181	$689,043	1,493,801
Janet M. Viano	$91,185	-	$85,033	$176,218
Mark M. Dietrich (a)	-	-	-	-

(a)	Mr. Dietrich retired in January of 2007.

(4)

As of December 31, 2007, aggregate balances in the Retirement Plan and Gain Deferral Plan equate to stock ownership in the Company of 231,577 shares for Mr. O’Meara; 4,956 shares for Mr. Scudder; 83,381 shares for Mr. Schwartz; and 6,661 shares for Ms. Viano.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

We have entered into agreements and maintain plans covering our executive officers that will require the Company to provide incremental compensation in the event of involuntary termination of employment or a change-in-control. We describe these obligations below.

Overview

We have entered into employment agreements with each of our named executive officers. These agreements have been in place for many years, in most instances since 1997, and provide for automatic annual renewal. The agreements set forth the executive’s title and responsibilities and the executive’s pay, confidentiality and non-solicitation commitments by the executive and payments, if any, to be made to the executive upon termination of employment. Termination of employment also impacts stock option and restricted stock awards we have made, as well as benefits payable under our employee benefit plans.

The following discussion takes each termination of employment situation – voluntary resignation, discharge for cause, discharge without cause, resignation due to constructive discharge, death and disability – and a change-in-control of the Company, and describes the additional amounts that the Company would pay or provide to the executive officer or the officer’s beneficiaries as a result. The discussion below and the amounts shown reflect certain assumptions we have made in accordance with SEC rules. These assumptions are that the termination of employment or change-in-control occurred on December 31, 2007 and that the value of a share of our stock on that day was $30.60, the closing price as reported by the Nasdaq Stock Market on December 31, 2007.

In addition, the following discussion and amounts do not include the payments and benefits which are not enhanced by the termination of employment or change-in-control. These payments and benefits include:

•	Benefits accrued under our Savings and Profit Sharing Plan and Pension Plan in which all employees participate;

•	Accrued vacation pay, health plan continuation and other similar amounts payable when employment terminates under programs applicable to our salaried employees generally;

•	Balances accrued under the non-qualified Retirement Plan and Gain Deferral Plan as more fully described beginning on page 44; and

•	Stock options which have vested and become exercisable prior to the employment termination or change-in-control.

For convenience, the payments and benefits described above are referred to in the following discussion as the executive officer’s “vested benefits.”

Voluntary Resignation

We are not obligated to pay amounts over and above vested benefits in the event of employment termination due to voluntary resignation, unless the executive’s age and years of service qualify for special provisions applicable for retirement. Except for Mr. O’Meara, none of our executives have qualified upon any retirement provisions as of December 31, 2007. Had Mr. O’Meara resigned on December 31, 2007, he would have vested in his 24,803 unvested restricted stock units having a value of $758,972 based on the year-end value of $30.60 per share.

Under the confidentiality commitments in the employment agreement, the executive is required to not disclose our confidential information or use it for another’s benefit. In addition, the executive may not solicit any of our clients or customers to not do business with us or solicit any of our employees to leave us. These non-solicitation provisions apply for two years after termination of employment for Mr. O’Meara; eighteen months after termination of employment for Messrs. Scudder and Schwartz; and one year after termination for all other named executive officers.

Discharge for Cause

We are not obligated to pay any amounts over and above vested benefits if an executive officer’s employment terminates because of discharge for cause and the executive is bound by the confidentiality and non-solicitation commitments. The executive officer’s right to exercise vested options expires upon discharge for cause, and, if the cause is fraud or embezzlement of funds, benefits under the Gain Deferral Plan are subject to forfeiture. In general, a discharge will be for cause if the executive has intentionally failed to perform his or her duties, engaged in illegal or gross misconduct that harms the Company or been convicted of a felony involving moral wrongdoing.

Death or Disability

We provide our employees, including our executive officers, with group life and disability insurance coverage. The group life insurance benefit is a multiple of base salary ranging from two times to four times base salary and is subject to limits contained in the policy. The disability benefit is a monthly benefit, paid until age 65, equal to two-thirds of base salary at the time of disability. In addition, Mr. O’Meara is a party to a key man split dollar life insurance agreement with residual benefits to be paid to his beneficiary. These benefits would be paid to the named executives or beneficiary, in addition to the vested benefits, in the event of death or disability. The amount of the payments assuming death or disability on December 31, 2007 are set forth in the table below.

Name	Life Insurance (Death) Benefit	Disability Benefits
		Monthly Amount	Months to Age 65	Total Payment
John M. O’Meara	$1,099,811	$20,000	37	$740,000
Paul F. Clemens	$438,000	$12,167	115	$1,399,237
Michael L. Scudder	$980,000	$19,729	211	$4,162,768
Thomas J. Schwartz	$750,000	$20,000	80	$1,600,000
Janet M. Viano	$433,000	$12,012	151	$1,813,768
Mark M. Dietrich (1)	-	-	-	-

Notes:

(1)	Reflects the fact that Mr. Dietrich retired in January of 2007.

We have provided that all unvested stock options and restricted stock awards become vested in the event of the death or disability of the employee, including our executive officers. The following table summarizes the unvested stock options and restricted stock awards that would have vested on December 31, 2007 if the executive’s employment terminated that day due to death or disability.

	Stock Options		Restricted Stock Awards
Name	Number (1)	Value (2)	Number (3)	Value (4)
John M. O’Meara	171,143	-	24,803	$758,972
Paul F. Clemens	6,282	-	-	-
Michael L. Scudder	49,870	-	6,124	$187,394
Thomas J. Schwartz	52,624	-	7,605	$232,713
Janet M. Viano	27,217	-	2,430	$74,358
Mark M. Dietrich (5)	-	-	-	-

Notes:

(1)	Total number of unvested stock options as of December 31, 2007.

(2)

Difference between $30.60 stock value on December 31, 2007 and exercise price for each option. All options may be exercised at any time during the three years after employment termination due to death or disability.

(3)	Total number of unvested restricted stock or units as of December 31, 2007.

(4)	Value of restricted stock or units based on $30.60 stock value on December 31, 2007.

(5)	Reflects the fact that Mr. Dietrich retired in January of 2007.

Discharge Not For Cause; Resignation Due to Constructive Discharge

Our employment agreements obligate the Company to pay severance benefits if an executive officer’s employment is involuntarily terminated other than for cause and the confidentiality and non-solicitation commitments bind the executive. The executive is also required to execute a general release of claims as a condition to receiving severance benefits. This scenario includes the resignation by the executive under circumstances that constitute constructive discharge, except in this case; the non-solicitation commitments do not apply. Constructive discharge will generally arise if the executive determines we have breached the employment agreement by not maintaining his or her appointed positions, power and authority, failed to pay or provide the agreed-upon compensation, given notice that the agreement will not automatically renew, or required the executive to move to an office location more than eighty miles from his or her current location.

Our primary obligation in these circumstances is to continue the executive’s salary and participation in medical plans for a defined severance period and to pay a pro-rata annual bonus for the year employment terminates. We will also provide outplacement assistance. The severance period is one year for Mr. O’Meara, nine months for Messrs. Scudder and Schwartz and six months for the other executive officers. The severance period may be extended for up to an additional six-month severance period.

SEVERANCE

The following table summarizes the severance benefits that would be payable to the named executive officers had employment terminated involuntarily on December 31, 2007.

	Salary Continuation			Pro-Rated Annual Bonus (1)	Medical Benefits/ Outplacement (2)	Total
Name	Monthly Amount	Number of Months	Total Salary Continuation

John M. O’Meara	$56,500	12	$678,000	$406,800	$89,763	$1,174,563

Paul F. Clemens	$18,250	6	$109,500	$87,600	$30,135	$227,235

Michael L. Scudder	$29,592	9	$266,328	$142,040	$50,878	$459,246

Thomas J. Schwartz	$34,158	9	$307,422	$163,960	$55,490	$526,872

Janet M. Viano	$18,017	6	$108,102	$86,480	$30,146	$224,728

Mark M. Dietrich (3)	-	-	-	-	-	-

Notes:

(1)

Pro-rated annual bonus based on target bonus for year of termination and number of days elapsed at date of termination. Amount reflects full 2007 target bonus since termination is presumed to occur on last day of year.

(2)	Reflects amount of health benefit continuation (COBRA) premium paid by the Company during salary continuation period and outplacement services estimated to be 12% of annual base salary.

(3)	Reflects the fact that Mr. Dietrich retired in January of 2007.

In addition, because Mr. O’Meara has qualified for the special retirement provisions, he would also vest in 24,803 unvested restricted stock units having a value of $758,972 at December 31, 2007.

CHANGE-IN-CONTROL

We have special provisions in our employment agreements and plans in the event of a change-in-control of our Company. In general, a change-in-control will occur if a person or group acquires more than 25% of our voting stock, there is an unwelcome change in a majority of the members of our Board, or if after we merge with another organization our stockholders do not continue to own more than half of the voting stock of the merged company and more than half of the members of the board of the merged company were not members of our Board.

The severance benefits under our employment agreements are enhanced in the event of involuntary termination (including constructive discharge) upon a change-in-control and the confidentiality commitments apply. For this purpose, resignation by the executive for any reason after completion of a one-year post-change-in-control transition period will qualify as constructive discharge. The enhanced benefits consist of a lump sum payment of approximately three years’ pay in Mr. O’Meara’s case, two and one-half years’ pay in the case of Messrs. Scudder and Schwartz and two years’ pay for the other named executive officers. The employment agreements also provide for a gross-up payment should the executive be subject to the excise tax on golden parachute payments under the Code. In addition, all unvested stock options and restricted stock awards vest in full upon a change-in-control, whether or not the executive’s employment terminates. The table below summarizes the additional payments we would be obligated to make if a change-in-control and the executive’s employment terminated on December 31, 2007.

Name	Severance Payments			Equity Awards
				Stock Options		Restricted Stock		Total Equity Value
	Cash Lump Sum	Gross-Up Payment	Total Severance Payments
				Number (1)	Value (2)	Number (3)	Value (4)

John M. O’Meara	$4,810,555	$2,053,262	$6,863,817	171,143	-	24,803	$758,972	$758,972

Paul F. Clemens	$664,413	$260,563	$924,976	6,282	-	-	-	-

Michael L. Scudder	$1,635,031	$655,754	$2,290,785	49,870	-	6,124	$187,394	$187,394

Thomas J. Schwartz	$1,969,113	$761,503	$2,730,616	52,624	-	7,605	$232,713	$232,713

Janet M. Viano	$753,063	$275,545	$1,028,608	27,217	-	2,430	$74,358	$74,358

Mark M. Dietrich (5)	-	-	-	-	-	-	-	-

Notes:

(1)	Total number of unvested stock options as of December 31, 2007.

(2)

Difference between $30.60 stock value on December 31, 2007 and exercise price for each option. All options may be exercised at any time during the three years after employment termination due to change-in-control.

(3)	Total number of shares of unvested restricted stock/units as of December 31, 2007.

(4)	Value of restricted stock/units based on $30.60 stock value on December 31, 2007.

(5)	Reflects the fact that Mr. Dietrich retired in January of 2007.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed the section above entitled “Named Executive Officer Compensation Discussion and Analysis” with management which appears on pages 26 to 51 of this Proxy Statement. Based on this review, our Compensation Committee has recommended to the Board that the “Named Executive Officer Compensation Discussion and Analysis” be included in this Proxy Statement for the Annual Meeting.

J. Stephen Vanderwoude (Chair)

Vernon A. Brunner

Thomas M. Garvin

John L. Sterling

Members, Compensation Committee

AUDIT COMMITTEE REPORT

The primary responsibilities of the Audit Committee (we, us) are to: (1) assist the Board in its oversight of the integrity of the Company’s financial statements and systems of internal control over financial reporting; (2) oversee the Company’s compliance with legal and regulatory requirements relating to financial reporting and disclosure; (3) evaluate the independence and qualifications of the Company’s independent auditors; and (4) oversee the performance of the Company’s independent auditors and its internal audit function. We also are solely responsible for the appointment, compensation, and retention of the Company’s independent auditors. The Board has adopted an Audit Committee Charter, which sets forth the specific duties of the Audit Committee, a copy of which is available on the Company’s website.

In carrying out our oversight responsibilities, we rely on the expertise and knowledge of management, the independent auditors and the internal auditors. Management is responsible for determining that its financial statements are complete, accurate and in accordance with U.S. generally accepted accounting principles. Management, in conjunction with the internal auditors, is responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for planning and carrying out a proper audit of the Company’s financial statements. It is not the duty of the Audit Committee to plan or conduct audits, to determine that the Company’s financial statements are complete and accurate and are in accordance with U.S. generally accepted accounting principles, or to conduct investigations or other types of auditing or accounting reviews or procedures.

We have reviewed and had discussions with management and Ernst & Young LLP regarding the Company’s audited financial statements for the fiscal year ended December 31, 2007. We also have discussed with Ernst & Young LLP the matters required under Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. We have received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and have discussed the auditors’ independence with Ernst & Young LLP. We have established policies and procedures regarding the pre-approval of all services provided by the independent auditors. We have reviewed the audit and non-audit services provided by Ernst & Young LLP for the fiscal year ended December 31, 2007 and considered whether such services are compatible with maintaining the auditors’ independence, and determined to engage Ernst & Young LLP as the independent registered public accounting firm of First Midwest Bancorp, Inc. for the fiscal year ending December 31, 2008.

Based upon our review of the Company’s audited financial statements and the discussions noted above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in our charter, we recommended to the Board, and the Board approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the SEC.

Joseph W. England (Chair)

Bruce S. Chelberg,

John F. Chlebowski, Jr.

Patrick J. McDonnell

John E. Rooney

J. Stephen Vanderwoude

Members, Audit Committee

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership of, and transactions in, our equity securities with the SEC. Such directors, executive officers and stockholders are also required to furnish us with copies of all Section 16(a) reports they file. Purchases and sales of our equity securities by such persons are published on our website at http://www.firstmidwest.com/aboutinvestor_SEC.asp. Based on a review of the copies of such reports, and on written representations from our reporting persons, we believe that all Section 16(a) filing requirements applicable to our directors, executive officers and stockholders were complied with during the fiscal year ended December 31, 2007.

Incorporation by Reference

To the extent that this Proxy Statement is incorporated by reference into any other filing by FMBI under the Securities Act of 1933 or the Securities Exchange Act of 1934, the Section of this Proxy Statement entitled “Audit Committee Report” (to the extent permitted by the rules of the SEC) will not be deemed incorporated, unless specifically provided otherwise in such filing. We also include several website addresses in this Proxy Statement for your reference. The information on these websites is not part of this Proxy Statement.

Other Business

At the date hereof, there are no other matters that the Board intends to present, or has reason to believe others will present, at the Annual Meeting. If other matters come before the Annual Meeting, the persons named in the accompanying form of proxy will vote in accordance with their best judgment with respect to such matters.

Stockholder Proposals for 2009 Annual Meeting of Stockholders

Stockholders who, in accordance with the SEC’s Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2009 Annual Meeting of Stockholders must submit their proposals to our Corporate Secretary on or before December 4, 2008. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

In accordance with our Articles of Incorporation, for a matter not included in our proxy materials to be properly brought before the 2009 Annual Meeting of Stockholders, a stockholder’s notice of the matter must be timely delivered to First Midwest Bancorp, Inc. ATTN: Corporate Secretary, One Pierce Place, Suite 1500, Itasca, Illinois 60143, not less than 120 nor more than 180 days prior to the date of the meeting, which currently is scheduled for May 20, 2009. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of our Articles of Incorporation (and not pursuant to the SEC’s Rule 14a-8) must be received no earlier than November 21, 2008 and no later than January 20, 2009.

Stockholder Recommendations for Director Candidates

The Nominating and Corporate Governance Committee will consider candidates recommended by stockholder. The policy of the Nominating and Corporate Governance Committee is to consider candidates recommended by stockholders in the same manner as other candidates. Stockholders who wish to submit director candidates for consideration by the Nominating and Corporate Governance Committee for election at our 2009 Annual Meeting of Stockholders may do so by submitting in writing such candidates’ names, in compliance with the procedures and along with the other information required by our Articles of Incorporation, to First Midwest Bancorp, Inc. ATTN: Corporate Secretary, One Pierce Place, Suite 1500, Itasca, Illinois 60143 between November 21, 2008 and January 20, 2009.

Important Notice Regarding Delivery of Stockholder Documents

SEC rules allow us to deliver a single copy of our proxy materials to multiple stockholders of record sharing the same address and last name, or who we reasonably believe are members of the same family and who consent to receive a single copy of these materials in a manner provided by these rules. This practice is referred to as “householding” and can result in significant savings of paper and mailing costs. We have been notified that certain brokers and banks holding our Common Stock for their customers will household proxy materials. Stockholders sharing an address whose shares of our Common Stock are held by a broker or bank, who now receive multiple copies of our proxy materials and who wish to receive only one copy of these materials per household, should contact their broker or bank to request that only one set of these materials be delivered in the future.

If you are a registered holder receiving multiple copies of our annual report and proxy statement, you may request householding in the future by contacting our Corporate Secretary.

Policies on Reporting of Concerns Regarding Accounting and Other Matters and on Communicating with Independent Directors

We have adopted policies on reporting of concerns regarding accounting and other matters and on communicating with our independent Directors.

Any person, whether or not an employee, who has a concern about the conduct of FMBI or its subsidiaries or affiliates, or any of our people, including with respect to our accounting, internal accounting controls or auditing issues, may, in a confidential or anonymous manner, communicate that concern via regular mail to the Company’s Audit Services Director, or to the Chairman of the Audit Committee, in either case, at First Midwest Bancorp, Inc., One Pierce Place, Suite 1500, Itasca, Illinois 60143.

Any interested party, whether or not an employee, may contact an individual director, the Board as a group, or a specified Board committee or group, including our independent directors as a group, by submitting written correspondence to First Midwest Bancorp, Inc., Attn: Board of Directors, One Pierce Place, Suite 1500, Itasca, Illinois 60143. Each communication should specify the applicable addressee or addressees to be contacted as well as the general topic of the communication. The Company will initially receive and process communications before forwarding them to the addressee. Communications also may be referred to other departments within the Company.

Voting Via the Internet or by Telephone

Provisions have been made for you to vote your shares of Common Stock via the Internet or by telephone. You may also vote your shares by mail. Please see the Section entitled “How do I vote?” beginning on page 2 and the Proxy Card accompanying this Proxy Statement for specific instructions on how to cast your vote by any of these methods.

The Internet and telephone voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. We have been advised that the Internet and telephone voting procedures that have been made available to you are consistent with the requirements of applicable law. Stockholders voting via the Internet and by telephone should understand that there may be costs associated with voting in these manners, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

By order of the Board of Directors,

Cynthia A. Lance

Executive Vice President and Corporate Secretary,

First Midwest Bancorp, Inc.

April 4, 2008

Annex A

AMENDED AND RESTATED

NON-EMPLOYEE DIRECTORS STOCK PLAN

*****

PLAN DOCUMENT

As amended through May 21, 2008

First Midwest Bancorp, Inc.

Non-Employee Directors Stock Plan

Plan Document

FIRST MIDWEST BANCORP, INC.

AMENDED AND RESTATED

NON-EMPLOYEE DIRECTORS STOCK PLAN

Plan Document

Section 1.     Establishment, Purposes and Effective Date

1.1 Establishment. First Midwest Bancorp, Inc., a Delaware corporation (the “Company” or “FMBI”), hereby amends and restates the “FIRST MIDWEST BANCORP, INC. AMENDED AND RESTATED NON-EMPLOYEE DIRECTORS’ STOCK OPTION PLAN” (as last amended on May 20, 2003) as the “FIRST MIDWEST BANCORP, INC. AMENDED AND RESTATED NON-EMPLOYEE DIRECTORS STOCK PLAN”.

1.2 Purposes. The purpose of the Plan is to advance the interests of the Company and its stockholders by enabling the Company to provide a Non-Employee Director compensation program that attracts and retains the services of sophisticated and qualified independent directors whose judgment, initiative, leadership, and efforts are important to the success of the Company, as well as by aligning the interest of the Company’s Non-Employee Directors with those of the Company’s stockholders.

1.3 Effective Date. The Plan, as amended and restated, shall become effective immediately upon receipt of approval by the Company’s stockholders on May 21, 2008.

Section 2.     Definitions

As used herein, the following terms shall have the meanings hereinafter set forth:

(a) “Award” means any Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit or Other Award granted under this Plan.

(b) “Award Agreement” means the agreement that sets forth the terms, conditions and limitations applicable to an Award.

(c) “Board” means the Board of Directors of the Company.

(d) “Code” means the Internal Revenue Code of 1986, as amended.

(e) “Committee” means the Compensation Committee of the Board or such other committee appointed from time to time by the Board to administer the Plan. The Committee shall consist of two or more members, each of whom shall qualify as a “non-employee director,” as the term (or similar or successor term) is defined by Rule 16b-3.

(f) “Common Stock” means the common stock, par value $.01 per share, of the Company or such other class of shares or other securities as may be applicable pursuant to the provisions of Subsection 4.3.

(g) “Effective Date” means May 21, 2008, the date on which the Plan is approved by the Company’s stockholders.

(h) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(i) “Fair Market Value” shall have the meaning set forth in the Omnibus Plan.

(j) “Gain Deferral Plan” means the “FIRST MIDWEST BANCORP, INC. STOCK OPTION GAIN DEFERRAL PLAN” as such plan may be amended from time to time and which is only available to certain non-employee directors who were participants in such plan prior to January 1, 2005.

(k) “Non-Employee Director” means any person who is a member of the Board and who is not, as of the applicable Award grant date, an employee of the Company or any of its subsidiaries. A Non-Employee Director who, with the approval of the Board, enters into a “Continuing Participant Agreement” with the Company effective upon such person ceasing to be a member of the Board shall continue to be deemed to be a Non-Employee Director for purposes of the Plan and shall not be deemed to incur a cessation of directorship during the term of such “Continuing Participant Agreement”.

(l) “Omnibus Plan” means the “FIRST MIDWEST BANCORP, INC. OMNIBUS STOCK AND INCENTIVE PLAN”, as such plan may be amended from time to time.

(m) “Option” means the right to purchase shares of Common Stock at a stated price for a specified period of time. For purposes of the Plan, an Option is a “Nonstatutory (Nonqualified) Stock Option,” or “NSO” as defined by Code Section 422.

(n) “Other Award” means an Award, other than a Stock Option, Stock Appreciation Right, Restricted Stock or Restricted Stock Unit granted under this Plan, including the right to receive shares of Common Stock or a fixed or variable share denominated unit granted under this Plan or any deferred compensation plan established from time to time by the Company.

(o) “Plan” means the “FIRST MIDWEST BANCORP, INC. AMENDED AND RESTATED NON-EMPLOYEE DIRECTORS STOCK PLAN” as set forth herein and any amendments hereto.

(p) “Restricted Stock” means shares of Common Stock granted to a Non-Employee Director pursuant to Subsection 5.3 of the Plan.

(q) “Restricted Stock Unit” means a right to receive a payment equal to the value of a share of Common Stock, pursuant to Subsection 5.3 of the Plan.

(r) “Retirement” means termination of the Non-Employee Director’s Board membership upon the expiration of the Non-Employee Director’s term of office (unless such Non-Employee Director is then elected for another term of office), or upon such other circumstances as the Board may in its discretion determine to constitute “Retirement”.

(s) “Rule 16b-3” means Rule 16b-3 or any successor or comparable rule or rules applicable to Awards granted under the Plan promulgated by the Securities and Exchange Commission under Section 16(b) of the Securities Exchange Act of 1934, as amended.

(t) “Stock Appreciation Right” and “SAR” mean the right to receive a payment from the Company equal to the excess of the Fair Market Value of a share of Common Stock at the date of exercise over a specified price fixed by the Committee, which shall not be less than 100% of the Fair Market Value of the Stock on the date of grant. In the case of a Stock Appreciation Right which is granted in conjunction with an Option, the specified price shall be the Option exercise price.

Except when otherwise indicated by the context, words in the masculine gender when used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

Section 3.     Participation, Administration and Award Agreements

3.1 Participation. Each Non-Employee Director as of the Effective Date and each person who becomes a Non-Employee Director after the Effective Date shall be eligible to participate in the Plan.

3.2 Administration. The Committee shall be responsible for the administration of the Plan. The Committee, by majority action thereof (whether taken during a meeting or by written consent), shall determine the type or types of Awards to be made under the Plan. The Committee is authorized to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to the Plan, to provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company, and to make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan. Determinations, interpretations, or other actions made or taken by the Committee pursuant to the provisions of the Plan shall be final and binding and conclusive for all purposes and upon all persons whomsoever. To the extent deemed necessary or advisable for purposes of Rule 16b-3 or otherwise, the Board may act as the Committee hereunder.

3.3 Award Agreements. Each Award shall be embodied in an Award Agreement, which shall contain such terms, conditions and limitations as shall be determined by the Committee.

Section 4.     Common Stock Available

4.1 Number. The total number of shares of Common Stock subject to issuance under this Plan, and subject to adjustment upon occurrence of any of the events indicated in Subsection 4.3, may not exceed 200,000 plus the number of shares of Common Stock subject to Awards outstanding as of the Effective Date. The Common Stock to be delivered under the Plan may consist, in whole or in part, of authorized but unissued stock or treasury stock not reserved for any other purpose.

4.2 Unused Stock. In the event an Option expires or terminates for any reason without having been exercised in full (including, without limitation, cancellation and re-grant), or in the event that an Option is exercised or settled in a manner such that some or all of the shares of Common Stock related to the Option are not issued (including as the result of a share-for-share exercise or the use of shares for withholding taxes, if any), the shares of Common Stock subject thereto which have not become outstanding shall (unless the Plan shall have terminated) remain available for issuance under the Plan. In the event an Award is forfeited for any reason, or settled in cash in lieu of Common Stock or in a manner such that some or all of the shares of Common Stock related to the Award are not issued (including as a result of the use of shares for tax withholding), such shares of Common Stock shall (unless the Plan shall have terminated) remain available for issuance under the Plan.

4.3 Adjustment in Capitalization. In the event of any change in the outstanding shares of Common Stock by reason of a stock dividend or split, recapitalization, merger, consolidation, combination, exchange of shares, or other similar corporate change, the aggregate number of shares of Common Stock subject to an Award to be granted or outstanding pursuant to the Plan, and/or the stated exercise price (if applicable), shall be appropriately adjusted by the Committee, whose determination shall be conclusive; provided, however, that fractional shares shall be rounded to the nearest whole share.

Section 5.     Awards

5.1 Grant of Options. Subject to the provisions of Sections 4 and 6, Options may be granted to Non-Employee Directors at any time and from time to time as shall be determined by the Committee. The Committee shall have complete discretion in determining the number of Options granted to each Non-Employee Director.

(a) No Option granted pursuant to the Plan shall have an exercise price that is less than the Fair Market Value of the Common Stock on the date the Option is granted.

(b) Options awarded under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall approve, either at the time of grant of such Options or pursuant to a general determination, and which need not be the same for all participants.

(c) Options may be exercised in the manner set forth in the Omnibus Plan. The exercise price payable upon the exercise of an Option by a Non-Employee Director who has a deferral election in effect under the Gain Deferral Plan shall be made solely by tendering previously-acquired shares of Common Stock.

(d) Each Option shall vest and become exercisable as determined by the Committee, including vesting terms upon termination of service to the Board due to death, disability or retirement. Once vested, Options shall expire upon the date which is three years following termination of the Non-Employee Director’s service to the Board for any reason; provided, however, in no event may any Option be exercised beyond the tenth anniversary of its date of grant, or such shorter period which may be set forth in the Award Agreement.

5.2 Grant of Stock Appreciation Rights. Subject to the provisions of Sections 4 and 6, Stock Appreciation Rights (“SARs”) may be granted to Non-Employee Directors at any time and from time to time as shall be determined by the Committee. An SAR may be granted at the discretion of the Committee in any of the following forms in connection with previously awarded Options: (a) in lieu of Options; (b) in addition to Options; (c) upon lapse of Options and; (d) independent of Options. The terms, conditions and material provisions of an Award of SARs issued to a Non-Employee Director shall be made in accordance with and subject to the provisions relating to SARs set forth in the Omnibus Plan.

5.3 Grant of Restricted Stock or Restricted Stock Units. Subject to the provisions of Sections 4 and 6, the Committee, at any time and from time to time, may grant shares of Restricted Stock or Restricted Stock Units under the Plan to Non-Employee Directors and in such amounts as it shall determine. Each grant of Restricted Stock or Restricted Stock Units shall be in writing. The Committee, in its discretion, may permit a Non-Employee Director to defer receipt of any Restricted Stock Units beyond the expiration of any applicable period of restriction. The terms, conditions and material provisions of an Award of shares of Restricted Stock or Restricted Stock Units issued to a Non-Employee Director shall be made in accordance with and subject to the provisions relating to shares of Restricted Stock or Restricted Stock Units set forth in the Omnibus Plan.

5.4 Grant of Other Awards. Subject to the provisions of Sections 4 and 6, Other Awards may be granted to Non-Employee Directors at any time and from time to time as shall be determined by the Committee. The terms, conditions and material provisions of an Other Award issued to a

Non-Employee Director shall be made in accordance with and subject to the provisions relating to Other Awards set forth in the Omnibus Plan.

Section 6.     Coordination with Omnibus Stock and Incentive Plan

The following provisions of the Omnibus Plan, shall be applicable to the Director Options as if such provisions were set forth in this Plan in full:

6.1 Change-in-Control. For purposes of this Plan, a “Change-in-Control” shall be deemed to have occurred on the date a Change-in-Control occurs under the Omnibus Plan. In the event of a Change-in-Control of the Company, all Awards under the Plan shall vest 100%, whereupon all Options shall become exercisable in full, the restrictions applicable to Restricted Stock shall terminate and all Other Awards shall be paid out based on the terms thereof.

6.2 Limited Transferability of Awards; Beneficiary Designations. No Award granted under this Plan may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, otherwise than by will or the laws of descent and distribution. Notwithstanding the foregoing, the Board may, in its discretion, authorize all or a portion of an Award to be on terms which permit the transfer by the Non-Employee Director to the extent the Committee under the Omnibus Plan may permit such transfers. Non-Employee Directors may designate beneficiaries with respect to Awards granted hereunder on the same basis as applicable to awards under the Omnibus Plan.

Section 7.     Amendment and Termination

7.1 Amendment, Modification or Termination of the Plan. The Committee, or any committee to the extent authorized by the Board, may make such modifications to, or may terminate, the Plan as it shall deem advisable; provided, however, that except as contemplated by Subsection 4.3, no modification that increases the number of shares of Common Stock subject to issuance under the Plan or that amends the provisions of Subsection 7.2 to remove the prohibition regarding Award re-pricing shall be made without approval of the Company’s shareholders; and provided, further, that no modification or termination shall adversely affect the rights under any Award then outstanding without the written consent of the holder.

7.2 Amendment or Modification of Awards. The Committee, or any committee to the extent authorized by the Board, may amend or modify any outstanding Awards in any manner to the extent that the Committee would have had the authority under the Plan initially to make such Award as so modified or amended, including without limitation, to change the date or dates as of which Awards may be exercised, to remove the restrictions on Awards, or to modify the manner in which Awards are determined and paid. Notwithstanding the foregoing or any other provision of this Plan, except in circumstances described in Subsection 4.3, the terms and outstanding Awards may not be amended to reduce the exercise price of outstanding Options or SARs, or exchange for cash, other Awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs, without shareholder approval.

Section 8.     Miscellaneous

8.1 Rights of Directors. Neither the Plan nor any action taken hereunder shall be construed as giving any Non-Employee Director any right to continue to serve as a member of the Board or otherwise to be retained in the service of the Company.

8.2 Indemnification. To the extent permitted by law, each person who is or shall have been a member of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him in settlement thereof, with the Company’s approval, or paid by him in satisfaction of any judgment in any such action, suit or proceeding against such member, provided such member shall give the Company an opportunity, at its expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

8.3 Requirements of Law. The granting of Awards and the issuance of Common Stock with respect to an Award, shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

8.4 Governing Law. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware.

ONE PIERCE PLACE P.O. BOX 459 ITASCA, IL 60143

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time on May 20, 2008. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time on May 20, 2008. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to First Midwest Bancorp, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by First Midwest Bancorp, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	FMBAC1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FIRST MIDWEST BANCORP, INC.
Director Election
1.	Election to the Board of Directors of the following 5 Director Nominees (The Board of Directors recommends a vote FOR each of these nominees):					Vote on Proposals (The Board of Directors recommends a vote FOR each of these Proposals.)
	Nominees:	For	Against	Abstain			For	Againts	Abstain
	1a. John F. Chlebowski, Jr. 1b. Thomas M. Garvin 1c. John M. O’Meara 1d. John E. Rooney 1e. Ellen A. Rudnick	☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐	2.	To ratify the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2008	☐	☐	☐
					3.	To consider approval of the Amended and Restated First Midwest Bancorp, Inc. Directors’ Stock Plan.	☐	☐	☐

In their discretion, the proxies named on the front of this card are authorized to vote upon such other matters as may properly come before the Annual Meeting and at any adjournment or postponement thereof, and for the election of a person to serve as director if any of the nominees above is unable to serve.

IMPORTANT:		Please sign this proxy card exactly as your name or names appears elsewhere on this card. Joint tenants should each sign. When signing as attorney, executor, administrator, trustee, guardian or other similar capacity, please give your full title as such. If the signature is by a corporation, a duly authorized officer of the corporation should sign in full the corporate name. If the signature is by a partnership, a general partner should sign the full partnership name.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10K Wrap are available at www.proxyvote.com.

Proxy Solicited on Behalf of the Board of Directors

Annual Meeting of Stockholders to be Held May 21, 2008

The signatory hereby appoints Michael L. Scudder, Thomas J. Schwartz, Paul F. Clemens and Cynthia A. Lance, and each of them, as proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all shares of Common Stock of First Midwest Bancorp, Inc. held of record by the signatory on March 28, 2008, at the 2008 Annual Meeting of Stockholders to be held on May 21, 2008 and at any adjournment or postponement thereof. The signatory hereby further authorizes such proxies to vote in their discretion upon such other matters as may properly come before such Annual Meeting and at any adjournment or postponement thereof. Receipt of the Notice of the 2008 Annual Meeting of Stockholders, the Proxy Statement in connection with such meeting and the 2007 Annual Report to Stockholders is hereby acknowledged.

This proxy when properly executed, will be voted in the manner directed by you. If you sign and return this proxy but do not give any direction, this proxy will be voted “FOR” Proposals (1) (2) and (3) and in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting.

If shares of Common Stock are issued to or held for the account of the signatory under the Company’s employee plans and voting rights attached to such shares (any of such plans, a “Voting Plan”), then the signatory hereby directs the respective trustee of each applicable Voting Plan to vote in the signatory’s name and/or account under such Voting Plan, as designated on the reverse side, all shares of Common Stock subject to voting direction by the signatory at the Annual Meeting or any adjournment or postponement thereof.

(Continued, and to be signed and dated, on the reverse side)